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EXHIBIT 10.1
                         LIMITED PARTNERSHIP AGREEMENT
                                       OF
                             SPIRIT CORONA 77, L.P.


    THIS LIMITED PARTNERSHIP AGREEMENT ("Agreement") is made and entered into as of January 11, 1996, by and between INCO HOMES CORPORATION, a Delaware corporation ("Inco"), as the sole general partner, and ORA A&D ASSOCIATES, L.P., a California limited partnership ("ORAAD"), as the sole limited partner. Inco and its permitted successors and assigns as a general partner in the Partnership is sometimes hereinafter referred to as the "General Partner". ORAAD and its permitted successors and assigns as the limited partner in the Partnership is sometimes hereinafter referred to as the "Limited Partner". The General Partner, the Limited Partner and their respective permitted successors and assigns as partners in the Partnership are sometimes herein together referred to as the "Partners" and each as a "Partner".

ARTICLE I
ORGANIZATIONAL MATTERS

1.1 Formation. The parties hereby enter into a limited partnership (the "Partnership") pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Act"), upon the terms and conditions contained in this Agreement. The Partners agree to execute all documents and to undertake all other acts, as reasonably may be deemed necessary by the General Partner, in order to comply with the requirements of the laws of the State of Delaware (and all other applicable jurisdictions) for the formation, continuation and operation of a limited partnership in accordance with and subject to this Agreement.

1.2 Name. The business of the Partnership shall be conducted under the name of "Spirit Corona 77, L.P."

1.3 Term. The term ("Term") of the Partnership shall commence on the date that the Property is conveyed to the Partnership, and shall continue (unless the Partnership is sooner dissolved as provided herein) until the earlier of (A) December 31, 2025, or (B) one year after the sale of the Project or, if the Project is sold in phases, the sale of the final phase of the Project.

1.4 Business Purpose. The purpose of the Partnership is to purchase, improve, develop, sell and otherwise use the Property as finished lots as contemplated by the Current Budget and Plan for profit and to engage in all activities related thereto.

1.5 Addresses of Partners.  The addresses of the Partners are set forth in
Section 17.1.

1.6 Principal Place of Business. The principal place of business of the Partnership shall be located at 1282 West Arrow Highway, Upland, California 91786, which is the business address of General Partner, or such other location in the State of California hereafter determined by the General Partner.
General Partner shall notify Limited Partner in writing of any change in the principal place of business of the Partnership.

1.7 Office and Agent. (a) For purposes of Section 17-104(a)(1) of the Act, the registered office of the Partnership is Inco Homes Corporation, c/o Paracorp Incorporated, 15 North East Street, Dover, Delaware 19901. The General Partner may change the registered office of the Partnership from time to time as permitted under the Act provided that it has given Limited Partner prior written notice of each such change. (b) For purposes of Section 17-104(a)(2) of the Act, the Partnership's registered agent for service of process is Inco Homes Corporation, c/o Paracorp Incorporated, whose address is 15 North East Street, Dover, Delaware 19901. The General Partner may, upon prior written notice of the same to the Limited Partner, change the Partnership's registered agent from time to time as permitted under the Act.




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1.8 Definitions.  Except as otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in Article XVI below. All capitalized terms not defined in Article XVI of this Agreement shall have the meanings ascribed to them in the text of this Agreement.

ARTICLE II
MANAGEMENT AND OPERATION

2.1 Managing Partner. Subject to the restrictions set forth in this Agreement, the Managing Partner shall faithfully, competently and prudently manage and administer the day-to-day business and affairs of the Partnership to implement the Current Budget and Plan. General Partner shall be the "Managing Sections
4.5 and 12.3, in which event, the Replacement Managing Partner shall be the Managing Partner of the Partnership. The Managing Partner shall at all times perform its duties and responsibilities in compliance with all Laws, the Current Budget and Plan, this Agreement, and in an efficient, thorough, businesslike manner, devoting sufficient time, efforts and managerial resources to the business of the Partnership, and performing such acts as the Limited Partner shall reasonably request, in order to achieve the projections set forth in the Current Budget and Plan. General Partner shall not withdraw or retire as Managing Partner hereunder without the prior written consent of the Limited Partner.

2.2 Certain Duties of Managing Partner. Without limiting the application of any other provision of this Agreement, the Managing Partner shall faithfully discharge the following duties and obligations: (a) Obtain and comply with all necessary governmental or quasi-governmental approvals, consents or permits and cause the Partnership to meet its obligations and preserve its rights pursuant to the Purchase Agreement and all instruments referenced therein; (b) Retain all architects, engineers and other design or development/construction professionals and cause the preparation of all plans, specifications, designs, studies, maps, schematics, graphics or other documents or materials necessary or appropriate for the development of the Project; (c) Negotiate the terms of and obtain all acquisition and development financing required for the development and sale of the Property pursuant to the Current Budget and Plan;
(d) When contracting with third parties, ensure that all representations and warranties made by the Partnership are not breached by reason of any facts that on or before the date of such contract are or should be within the knowledge of the Managing Partner; (e) Cause the Project to be diligently and continuously developed in a lien free condition pursuant to applicable Laws, the Current Budget and Plan and the Construction Criteria using first class workmanship and materials. As used in this Section 2.2(e), (1) the Project shall be considered to be "in a lien free condition" so long as General Partner in good faith contests such lien, is diligently and continuously performing all acts necessary to remove such lien, indemnifies the Property and the Partnership from such lien, and as to all liens in excess of $25,000 posts a surety bond equal to 150% of the lien amount or obtains a title endorsement in form and substance satisfactory to the Limited Partner insuring over such lien; and (2) "first class workmanship and materials" shall be interpreted relative to the type and price of improvements being developed on the Project. The premium for the surety bond set forth in Section 2.2(e)(1) shall be a Partnership expense unless the Limited Partner reasonably determines that the lien which is being so bonded could have been avoided by General Partner in the prudent exercise of its duties under this Agreement; (f) Continuously maintain adequate safety procedures and protections as to the Property and all persons thereon to preserve the same from damage, injury or loss, including without limitation, compliance with all Laws, including without limitation, those relating to hazardous materials and/or substances, the environment or human health; (g) Establish adequate quality control procedures and complete in a timely manner all required "punch-list" or other warranty work in connection with the improvements developed on the Property; (h) If required by Limited Partner pursuant to Section 5.3(a) below, develop and implement sales and marketing programs to sell the Project in a manner best calculated to achieve the revenue projections and/or to maximize the profit projections, all as contained in the Current Budget and Plan; (i) Update the Current Budget and Plan for the Limited Partner's approval on a monthly or other regular periodic basis as approved by the Limited Partner; (j) Provide to the Limited Partner for its approval notice of the nature and extent of any significant work on on-site or off-site improvements not contemplated by the Current Budget and Plan, at least fifteen
(15) days prior to the commencement of such work; (k) Enter into all indemnity and/or reimbursement agreements and otherwise provide all credit enhancements necessary to obtain all required surety, completion and/or performance bonds in connection with the development of the Project; (l) Ensure that the development of and the reporting systems for the Project comply with the guidelines promulgated by the System for (1) responsible contractors, and (2) minority business enterprises, women business enterprises and service-disabled veterans business enterprises (the form used to monitor





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such compliance is attached hereto as Exhibit "A"); and (m) Take such other actions as are necessary or appropriate to protect, preserve and further the interests of the Partnership or the Project.

2.3 Major Decisions. Subject to Section 12.3, it is hereby understood and agreed by the Partners that the Managing Partner shall not take any of the following actions (in each case the taking of which shall be hereinafter referred to as a "Major Decision") without first obtaining the written consent
of the Limited Partner: (a)    Deviate in any material respect from or amend
the Current Budget and Plan; (b) Sell, convey, exchange, lease, hypothecate, pledge, encumber or otherwise transfer any portion of or any interest in the Property, other than as expressly permitted in Section 2.8; (c) Construct, or cause to be constructed, any improvement on the Property or otherwise take any action to develop or improve the Property, or purchase or sell any interest in real property except substantially in accordance with the Current Budget and Plan and this Agreement; (d) Except as expressly provided in Sections 7.6, 12.3(c) and 12.4(c), incur any indebtedness on behalf of the Partnership; except as provided in Section 2.2(e), make, execute, or deliver on behalf of the Partnership any indemnity bond or surety bond (provided, however, the Managing Partner need not obtain the consent of the Limited Partner for any subdivision, construction or regulatory bond or other surety normally required for the development of the Property pursuant to the Current Budget and Plan as provided in Section 2.2(k)); lend funds belonging to the Partnership to the other Partner or to any third party, or extend any person, firm, or corporation, credit on behalf of the Partnership; obligate the Partnership or the other Partner as a surety, guarantor, or accommodation party to any obligation, other than as provided above in this Section 2.3(d) or by endorsing checks for deposit to the Partnership's accounts in the ordinary course of business; grant any lien or encumbrance on the Property; (e) Possess, assign, or use funds or other property of the Partnership for other than a Partnership purpose; (f) Make, execute or deliver on behalf of the Partnership an assignment for the benefit of creditors; cause the Partnership, a Partner's Partnership Interest or the Property or any part thereof or interest therein to be subject to the authority of any trustee, custodian or receiver or to be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings; (g) Partition all or any portion of the Property, or file any complaint or institute any proceeding at law or in equity seeking such partition; (h) Submit proposals to, or enter into agreements with, government officials relating to zoning, subdivision, environmental or other land use or entitlement matters (provided, however, the foregoing only applies to governmental approvals or agreements that are discretionary and not ministerial in nature); (i) Select any architect, engineer, broker or marketing consultant for the Project or the Partnership or enter into a contract with any construction general contractor to construct improvements on the Property; provided, however, the Partners acknowledge and agree that the architects, engineers, brokers, marketing consultants, and other contractors identified on Exhibit "B" (the "Pre-approved Contractors") shall be deemed to be pre-approved by the Partners, it being understood, however, that notwithstanding such pre-approval, Limited Partner makes no warranty or representation as to the ability or competence of any architect, engineer, broker, marketing consultant or other contractor (whether or not a Pre-approved Contractor) to perform the services for which it has been retained; (j) Except as set forth on Exhibit "C" attached hereto, employ or contract with any Affiliate of Managing Partner or any other person or entity in which Managing Partner has a direct or indirect financial interest in connection with the Project; (k) Purchase any automobiles or vehicular equipment on behalf of or in the name of the Partnership; purchase any fixed assets on behalf of or in the name of the Partnership, other than assets to be used in the development and construction of the improvements to the extent the costs therefore are included in the Current Budget and Plan; (l) Give any material consent or approval on behalf of the Partnership under any agreement to which the Partnership is a party or is bound to enter into, terminate, accept the surrender of, modify, amend or supplement any material agreement to which the Partnership is a party or is bound (and the foregoing shall include, without limitation, all instruments or agreements referenced in the Purchase Agreement) (collectively, a "Material Modification"); provided, however, that a Material Modification shall not include any action with respect to an agreement which (i) is consistent with and in furtherance of the Current Budget and Plan, (ii) does not obligate the Partnership to make a single expenditure or incur a single liability ("Single Transaction") of more than $10,000, or 5% of the original expenditure or liability provided in such agreement, which ever is greater, or cause the aggregate of all Single Transactions to exceed $50,000, and (iii) does not result in a settlement, release or compromise (collectively, "Single Release") of any amount in controversy or of any obligation to the Partnership provided in such agreement in excess of $10,000 or cause the aggregate of all Single Releases to exceed $50,000; (m) Determine from time to time (including without limitation prior to offering or advertising any price lists or price concessions to the public) the price list at which the Partnership will sell all or any portion of the Project; (n) Obligate the Partnership to pay for any goods or services unless the funds to pay for the same are reasonably expected to be available from capital contributions or loans (which contributions or loans have been approved as required under this Agreement prior to the date that the Partnership becomes obligated with respect to such





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goods or services) or from funds generated by the operations of the
Partnership; (o) Commence any significant on-site or off-site improvement work in the Project except as approved by the Limited Partner in accordance with this Agreement; (p) Permit at any time the total debt owed by the Partnership, whether to Partners or to third parties, to exceed 50% of the then Outstanding Project Costs (the "50% Leverage Limit); (q) Confess a judgment against the Partnership; settle or adjust any claims against the Partnership; commence, defend or discontinue any legal actions or proceedings involving the Partnership; (R) Subject to Section 12.2(c), dissolve, terminate or liquidate the Partnership prior to the expiration of the Term; (s) Do any act which would make it impossible to carry on the business of the Partnership; or (t) Take any other action or make any other decision that this Agreement provides must be approved or consented to by the Limited Partner or as to which the Act specifically mandates that the vote or approval of a limited partner is required.

Any amount expended by General Partner for a Major Decision without first obtaining the written consent of the Limited Partner shall not be an expense of the Partnership but shall be borne exclusively by General Partner without any charge to or reimbursement from the Partnership. Any such payment by General Partner shall not be deemed capital contributions or loans by General Partner and shall not increase General Partner's Contributions Account or its interest in the profits, losses, capital or distributions of the Partnership or entitle General Partner to the recoupment of, or the payment of any interest, charge or other consideration for, funds used to make such payments. Without limitation, any such payment shall not be considered to be an Additional Contribution.

2.4 Partnership Funds. (a) No Partnership funds, assets, credit, or other resources of any kind or description shall be paid to, or used for, the benefit of any Partner, except as specifically provided in this Agreement or after the written approval of the other Partners has been obtained. The Partnership shall maintain only such checking and savings accounts as the Limited Partner shall approve in writing. All funds of the Partnership shall be deposited only in the accounts of the Partnership in the Partnership name, shall not be commingled with funds of the General Partner, and shall be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the General Partner and as such signators are approved by the Limited Partner. (b) The Managing Partner shall invest all available funds of the Partnership in order to maximize the interest yield to the Partnership, taking into account prudent investment practices and the Partnership's liquidity needs (including without limitation distributions pursuant to Sections 9.1 and 12.5). Without limiting the generality of the foregoing, the Managing Partner shall keep the Partnership's funds only in the investments described on Exhibit "D" attached hereto.

2.5 Employees. The Partnership shall not have employees. The General Partner shall be solely responsible for all wages, benefits, insurance, and payroll taxes with respect to any of its employees. The General Partner shall, at any time and from time to time during the term of the Partnership, provide such information as the Limited Partner shall reasonably request regarding the employees of the General Partner who work on the Project. Such information shall include, but not be limited to, the names, position, experience, job description, specific duties and responsibilities of such employees. General Partner shall obtain Limited Partner's approval of a list of all employees of General Partner who will perform any non-clerical function for the Partnership.

2.6 Regular and Special Meetings. (a) Regular meetings of representatives of the General Partner and the Limited Partner shall be held at least monthly at such time and at such place as the General Partner and the Limited Partner shall determine. Special meetings shall be held on the call of either the General Partner or the Limited Partner upon at least five (5) days (if the meeting is to be held in person) or two (2) days (if the meeting is held by telephone communications) oral or written notice to the other. The Managing Partner shall prepare a written agenda for all meetings and deliver the same to the Limited Partner at least one (1) day prior to any such meeting; provided, however, the Limited Partner shall be entitled to add any matter it elects to such agenda at or before such meeting. The Managing Partner shall be responsible for having written minutes taken at each meeting (including each telephone conference meeting) of the General Partner and the Limited Partner, which shall be sent to the Limited Partner within three (3) business days following such meeting for approval. Upon the execution and delivery of such minutes by both the General Partner and the Limited Partner (but not before), such minutes shall become binding on the Partnership. (b) Neither the Managing Partner nor the Partnership shall take any action that constitutes a Major Decision as reflected in such minutes until such time as such minutes have become binding on the Partnership in accordance with this Section 2.6. The foregoing notwithstanding, whenever in this Agreement the consent or approval of a Partner is required, such consent or approval may be given without a meeting if the same is evidenced by a writing signed by the General Partner





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and the Limited Partner. (c) In addition to meetings held pursuant to this
Section 2.6, General Partner shall cause its project manager and the Limited Partner shall cause one of its employees or agents to meet, or confer by telephone, as often as is requested by the Limited Partner (but not more frequently than daily) to review and discuss the progress of the Project, affairs of the Partnership and compliance with the Current Budget and Plan.

2.7 Partner Representatives. Each Partner shall designate in a writing to the other Partner a representative who shall be authorized to act under this Agreement for and on behalf of such Partner. Each Partner shall also designate an alternate representative or representatives to act for it if its primary representative is unavailable. Any written act, approval, consent or vote of a representative or alternate so designated shall be deemed to be the act, approval, consent or vote of the Partner which designated such representative and alternate and neither the Partnership nor any other Partner shall be required to inquire into the authority of such representative or alternate as to such written act, approval, consent or vote on behalf of the Partner which designated such representative and alternate. Any such representative or alternate may be replaced by a successor representative or alternate by written notice to the Partners and designation of a substitute for such representative or alternate. Until further notice, the designated representatives and alternates of the Partners shall be:

General Partner:
Representative:  Ira C. Norris
Alternate:  Robert H. Daskal

Limited Partner:
Representative:  Melvin T. Andrews
Alternate:  Ronald W. Lee

Each Partner agrees to indemnify, hold harmless and defend the other Partner from any liability whatsoever arising out of such other Partner's relying on the written act, approval, consent or vote of the indemnifying Partner's designated representative or alternate, regardless of whether such other Partner has actual knowledge that another person or entity associated with such indemnifying Partner objects to said action. If any Partner relies on any act, approval, consent or vote of any other person or entity associated with the other Partner other than a designated representative or alternate hereunder, such relying Partner assumes the risk that such act, approval, consent or vote has not been duly authorized by the Partner allegedly taking or giving such act, approval, consent or vote, and shall not be entitled to rely on any such person's or entity's apparent or implied authority to perform or give any such act, approval, consent or vote on behalf of the Partner allegedly performing or giving the same.

2.8 Execution of Partnership Documents. (a) The Managing Partner acting alone shall have the authority to execute and deliver on behalf of the Partnership all agreements, instruments or other documents to which the Partnership will be a party or bound, provided that the prior approval of the Limited Partner shall be required for the same which (1) are not consistent with and in furtherance of the Current Budget and Plan, (2) constitute a Major Decision, or (3) are not within the ordinary course of business of the Partnership. (b) Without limiting the generality of the foregoing, the Managing Partner, acting alone, shall have no authority, to execute and deliver, on behalf of the Partnership, deeds, purchase and sales contracts or escrow instructions in accordance with the sale pursuant hereto of all or any portion of the Project whether or not to an Approved Buyer. Nothing in this Section 2.8(b) shall be construed to limit or restrict, in any way, General Partner's obligations under the Takedown Agreement.

2.9 Buyer Qualifications. Except as provided in Section 12.2(c) below, neither the whole nor any part of the Property shall be conveyed other than to an Approved Buyer. For purposes of this Agreement, the term "Approved Buyer" shall mean General Partner as a purchaser acting in accordance with its obligations under the Takedown Agreement; provided, however, in the event General Partner defaults under the Takedown Agreement, then the term "Approved Buyer" shall be deemed to be such persons or entities approved by Limited Partner, in its sole and absolute discretion, to purchase all or any portion of the Project.

2.10 General Partner Affiliates. Without limiting Section 2.3(j) or any other applicable provision of this Agreement, the Limited Partner acting alone shall have the right on behalf of the Partnership to send any appropriate notice of default or termination, to institute legal proceedings and/or to take such other action as may be necessary or appropriate to enforce





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the rights and protect the interests of the Partnership pursuant to the
Purchase Agreement, the Ancillary Agreements, or any other agreement now or hereafter entered into between the Partnership and General Partner or any Affiliate of General Partner or with respect to any other rights or remedies of the Partnership running against or in connection with General Partner or any Affiliate of General Partner.

2.11 Affiliates of Limited Partner. (a) The Limited Partner or its
Affiliates may request that the Managing Partner contract with certain Affiliates of the Limited Partner to provide certain services to the Partnership. General Partner acknowledges that the Partnership is not required to engage such services and that if the Managing Partner elects to engage an Affiliate of the Limited Partner for such services, it should do so in the best interests of the Partnership alone pursuant to arm's length market rate terms and conditions. (b) In addition to any ORAAD Loan, the Limited Partner or certain Affiliates of the Limited Partner may make acquisition and development or other loans available to the Partnership but shall not be under any obligation to do so. General Partner acknowledges that the Partnership is under no compulsion to accept such loans and that the terms and conditions of any loan between the Partnership and the Limited Partner and/or an Affiliate of the Limited Partner will be made on terms mutually satisfactory to the Managing Partner and the Limited Partner or its Affiliate, which terms shall be negotiated without respect to any fiduciary duty owed among the Partners. Without limiting the generality of the foregoing, it is expressly understood that neither the Limited Partner, the general partner of the Limited Partner nor any Affiliate thereof shall be obligated to provide mortgage loans to Approved Buyers. (c) Other than the initial acquisition and development loan for the Project, General Partner shall give Limited Partner at least ninety
(90) days prior notice before General Partner obtains any other acquisition and development loan for the Project and shall grant Limited Partner the right of first offer to provide such loan on then prevailing market rates and terms. The foregoing shall not require General Partner to utilize Limited Partner or its Affiliates for any such financing.

ARTICLE III
GENERAL CONTRACTOR

3.1 Appointment of General Contractor. General Partner hereby represents and warrants to the Partnership and the Limited Partner that it is a licensed contractor experienced in projects similar to the Project. General Partner is hereby appointed as general contractor for the Project. As general contractor, General Partner shall be held accountable to the customary standards in the industry and shall be responsible for coordinating, supervising, inspecting and expediting the completion of development and construction of the Project in accordance with the Current Budget and Plan and this Agreement, including without limitation the "Construction Criteria" attached hereto as Exhibit "E".

3.2 Construction Contracts and Documentation. General Partner shall enter into a construction contract ("Construction Contract") with the Partnership, prepared on the form attached hereto as Exhibit "F". General Partner shall execute in its sole capacity as general contractor appropriate written contracts with all contractors, subcontractors, architects, materialmen or other parties providing development and construction-related services to the Project and nothing herein or in the Construction Contract shall create any contractual relationship between the Limited Partner, the System or the Partnership and such parties. General Partner shall ensure that all contractors and subcontractors perform work substantially in accordance with the designations on their respective contractor's licenses and pursuant to the relevant contract. If requested by any Partner, General Partner shall deliver to such Partner copies of all such contracts and any and all amendments, modifications, addenda and supplements thereto. As general contractor, General Partner shall obtain competitive bids from at least three (3) qualified subcontractors for each subcontract in excess of $25,000. All subcontracts with the same subcontractor and its Affiliates shall be considered a single subcontract for purposes of the $25,000 limit. The execution of the Construction Contract is not intended to modify or supersede the terms of this Agreement in any manner, and in the event of any conflict between the terms of this Agreement and the Construction Contract, the terms of this Agreement shall govern. Any general contractor's fee payable to said general contractor by the Partnership shall be paid solely out of the Management Fee payable to General Partner; provided, however, if Limited Partner takes control of the Partnership pursuant to Section 12.3 but the Replacement Managing Partner does not terminate the Construction Contract, the Partnership shall continue to pay General Partner a general contractor fee as set forth under the Construction Contract until the same is terminated or expires according to its terms.

ARTICLE IV
LIMITED PARTNER RIGHTS AND OBLIGATIONS





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4.1 Limitation of Liability.  Subject to the provisions of Section 17-502 of the Act, no Limited Partner shall have any personal liability for the expenses, liabilities or obligations of the Partnership, nor shall any Limited Partner be required to return any distribution made to it.

4.2 Status of Limited Partner's Interests. The interest of the Limited Partner in the Partnership shall be fully paid and nonassessable.

4.3 Limited Partner Shall Not Participate in Control. Except to the extent expressly provided in this Agreement or required by applicable Laws, neither the Limited Partner, nor any assignee or assignee of record of the Limited Partner, shall take part in or interfere in any manner with the control, conduct, or operation of the Partnership, nor shall such party have any right or authority to act for or bind the Partnership, including during the winding-up period after dissolution of the Partnership, except that the Limited Partner may act for and bind the Partnership during the winding-up period when the General Partner has been removed.

4.4 Admission of New General Partner Where No Existing General Partner. If there is no remaining General Partner, a new General Partner may be admitted or an election to continue the business of the Partnership may be made only upon the affirmative act of the Limited Partner.

4.5 Admission of New General Partner Upon Completion of Project. At any time and from time to time following the earlier of (A) completion of development and construction of the Project in accordance with the Current Budget and Plan and this Agreement (as reasonably determined by Limited Partner) or (B) after August 31, 1996, Limited Partner shall have the sole and absolute right, but not the obligation, to elect, by giving written notice to the General Partner,
(1) to become a general partner in the Partnership and assume the role of Managing Partner of the Partnership, or (2) to designate any entity or individual (which may be an Affiliate of the Limited Partner) to become a general partner in the Partnership and assume the role of Managing Partner of the Partnership. The Limited Partner or any entity or individual which is appointed as the replacement general partner pursuant to this Section 4.5 shall be referred to as the "Replacement GP". If the Limited Partner exercises its right to appoint a Replacement GP under this Section 4.5, (a) the Replacement GP shall be deemed a Replacement Managing Partner with all rights of a Replacement Managing Partner under Section 12.3 of this Agreement, (b) the General Partner shall nonetheless remain fully liable pursuant to the terms of any acquisition and development or other loan documents executed by General Partner as General Partner of the Partnership and on any payment, completion or other guaranties executed in connection therewith in favor of the lender or lenders under such loans, (c) the Limited Partner shall hold General Partner harmless from any loss, claim or damage, including reasonable attorneys fees, to the extent the same arises out of the gross negligence or willful misconduct of the Replacement GP, (d) effective upon the Limited Partner's exercise of its right to appoint the Replacement GP pursuant to this Section 4.5, (i) the Partnership Interest of General Partner shall be automatically converted into an interest as a limited partner in the Partnership having the same interest in "Net Income", "Net Losses" (as such terms are defined in the Tax Supplement attached hereto), and distributions as it had held as the General Partner and only those voting rights which limited partners are required to have under the Act, and (ii) an appropriate amendment to this Agreement, the "Certificate" (as defined below) and the Partnership's LP-5 filing in California shall be promptly executed and/or filed with the appropriate state authorities, and each Partner hereby grants to the Limited Partner its irrevocable power of attorney to do the same, which power of attorney shall be deemed to be a power coupled with an interest which may not be revoked until the termination and winding up of the Partnership, and (e) all bank accounts, contracts, deposits, accounts or other evidences of any rights of the Partnership shall be transferred to the name or control of the Replacement GP as the Replacement GP shall direct and General Partner shall promptly execute such instruments and take such actions as the Replacement GP may request to effect such transfer. Each Partner hereby consents to the admission of the Replacement GP as a general partner of the Partnership and, in accordance with Section 17-401(b) of the Act, no further consent of any Partner to such admission shall be required. In addition, the Limited Partner may transfer all or any part of its Partnership Interest to any entity or individual designated by the Limited Partner to become the Replacement GP, and no approval or consent of any Partner shall be required to effect such transfer. The provisions of this Section 4.5 shall take precedence over any provision to the contrary set forth in this Agreement.

4.6 Execution of Documents. In the event an amendment to this Agreement shall have been approved pursuant to Section 17.2 hereof, the Managing Partner shall execute such amendment, certificate and other documents as may be reasonably required for the purpose of effectuating the same.

ARTICLE V
COMPENSATION AND REIMBURSEMENTS

5.1 Sole Right to Compensation For Services.  Except as provided in this
Article V, no Partner shall receive compensation for services rendered to the Partnership or for overhead expenses of any kind whatsoever. The foregoing shall not, however, prevent the Managing Partner from drawing under an acquisition and development loan for on-site and infrastructure construction supervision costs for the Project if such costs are reflected in the Current Budget and Plan. All payments to the Partners pursuant to this Article V shall be considered to be Section 707(c) Payments.

5.2 Management Fee. The Managing Partner, in consideration of undertaking and performing its responsibilities described herein, shall receive a management fee from the Partnership equal to $30,000 (the "Management Fee"), which shall be paid to the Managing Partner in four (4) equal monthly installment of $7,500 commencing on the first day of the first full month immediately following the "Close of Escrow" (as such term is defined in the Purchase Agreement), and continuing for the following three (3) consecutive months.

5.3 Closing Costs. (a) General Partner has committed to purchase the Project from the Partnership pursuant to the Takedown Agreement. Accordingly, the Partners do not anticipate any need to engage a marketing agent for the Project, nor shall any sales commissions be payable by the Partnership with respect thereto. If, however, General Partner fails to purchase the Project (or portion thereof) as required under the Takedown Agreement, Limited Partner shall be entitled, in its sole and absolute discretion, to either require General Partner or engage an outside service provider to act as the marketing agent for the Project, in either case, at the sole cost and expense of the General Partner. In furtherance thereof, Limited Partner reserves the right, in its sole and absolute discretion, to engage on behalf of the Partnership such outside service providers to market and sell the Project as contemplated by the Limited Partner and General Partner shall be solely responsible to pay all costs, fees or commissions in connection with the engagement of such service providers. Any advertising, promotional material or news releases issued concerning the Project shall be prepared in accordance with all applicable Laws and prudent business practices, subject to the consent of Limited Partner, which consent may be granted or withheld in Limited Partner's sole discretion. In no event shall such material include any reference to the name or participation of Limited Partner, the general partner of the Limited Partner, the System or any of their respective Affiliates. (b) The Partnership shall pay customary third party closing costs as required by the Takedown Agreement ("Closing Costs") upon the closing of the sale pursuant thereto of the Project. In no event shall the General Partner or any Affiliate thereof engaged by General Partner on behalf of the Partnership, be entitled to receive any sales commissions or Closing Costs in connection with the sale of the Project, whether in one or more sales. Notwithstanding the foregoing, Closing Costs incurred by the Partnership by the General Partner are not to exceed competitive rates being experienced for similar projects, and in no event shall total Closing Costs exceed 1% of the gross sales prices of the entire Project, whether in one or more sales. It is expressly agreed that Closing Costs incurred under the Takedown Agreement do not include sales commissions or prorations for real estate taxes or other similar prorations. (c) If the General Partner fails to purchase the Project in accordance with the Takedown Agreement, the Limited Partner shall have the right to cause the Partnership to change to such other service provider or providers as designated by the Limited Partner in its sole and absolute discretion and the Limited Partner shall be entitled, in its sole and absolute discretion, to incur such Closing Costs and commissions for the sale of all or any portion of the Project, which Closing Costs and sales commissions shall be at the sole cost and expense of General Partner.

5.4 Origination Fee. Upon the Close of Escrow, the Limited Partner, in consideration of the internal costs it will incur with respect to the progress of the Project and in consulting with the Managing Partner, shall receive a fee (the "Origination Fee") from the Partnership. The Origination Fee payable to the Limited Partner shall be $51,150.

5.5 Payment Out of Available Funds. In no event shall any Partner be required to make Additional Contributions in order to enable the Partnership to pay any portion of the Management Fee, the Origination Fee or the Closing Costs, such amounts being payable solely out of available funds of the Partnership (i.e., out of acquisition and development or other Partnership loans approved in accordance herewith, Initial Contributions, or cash income generated by the Project). Any portion of the Management Fee that is not paid due to the unavailability of Partnership funds shall cumulate without interest until Partnership funds become available for the payment of the same. For purposes of this Section 5.5, "Closing Costs" shall mean only that portion of Closing Costs payable to the General Partner and shall not be deemed to apply to the General Partner's obligations to pay sales commissions and closing costs as described in this Article V following its failure to acquire all or any portion of the Project pursuant to the Takedown Agreement. All such payments by the General Partner shall be treated in the same manner as Guaranteed Cost Overrun payments under Section 7.5(c) hereof

5.6 Rights Upon Default. No payments in respect of the Management Fee shall be made to Managing Partner at such times as an uncured default exists as to Managing Partner (including, if applicable, Managing Partner in its capacity as General Partner or general contractor for the Project) or, with respect to General Partner, an uncured default exists under any Ancillary Agreement.

5.7 Reimbursement of Certain Expenses. Certain legal and other due diligence costs as described in this Section shall be expenses of the Partnership. On the date hereof, (A) the Limited Partner shall be paid by the Partnership its actual third party out-of-pocket costs for legal and other expenses incurred prior to the commencement of the Partnership which relate generally to the formation of the Partnership and the Limited Partner's due diligence investigation of the Project, and (B) the General Partner shall be paid by the Partnership its reasonable and necessary third party legal fees incurred in connection with the negotiation of this Agreement and any ORAAD Loan Documents executed concurrently or substantially concurrently with this Agreement, but in no event shall the payment under this Section 5.7(B) exceed $15,000. In addition, all of Limited Partner's on-site construction supervision costs for the Project shall be an expense of the Partnership.

ARTICLE VI
INSURANCE

6.1 Partnership Policies. The Managing Partner shall purchase and maintain on behalf of, and at the expense of the Partnership, the policies of insurance described in Exhibit "G".

6.2 Contractors' Insurance Obligations. The Managing Partner shall require the Project's general contractor and all subcontractors to obtain and maintain at all times during performance of work for the Partnership an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of $1 million per-occurrence/$2 million annual aggregate, on which the Partnership is named as an additional insured. In addition, the Managing Partner shall require that the Project's general contractor and all subcontractors carry workers compensation coverage as required by law. The provisions of this Section 6.2 with respect to the commercial general liability policy to be carried by the Project's general contractor shall be deemed fulfilled if the general contractor is General Partner and the provisions of Exhibit "G" are complied with by General Partner.

6.3 Post-termination Insurance. General Partner shall maintain commercial general liability policies, including products/completed operations and commercial excess liability policies, as described in this Article VI with the Partners as named insureds thereon for at least ten (10) years after the date on which the Term ends. Such obligations shall survive the termination of the Partnership notwithstanding anything to the contrary in this Agreement.

6.4 Maintenance and Evidence of Insurance. Immediately on execution of this Agreement, at all times during the term of the Partnership, and following the termination of the Partnership, the Managing Partner shall maintain and provide to the Limited Partner current certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Agreement. The certificates of insurance shall provide for thirty
(30) days' advance direct written notice to the Limited Partner prior to cancellation, termination or material change in coverage. The Managing Partner shall immediately notify the Limited Partner in writing if it receives a notice of cancellation under any policy of insurance called for herein. The Managing Partner shall provide certified copies to the Limited Partner on request of all insurance policies called for hereunder.

ARTICLE VII
CAPITAL CONTRIBUTIONS AND FUNDING OF PROJECT COSTS

7.1 Initial Capital Contributions. On or before the Close of Escrow, the Limited Partner will have contributed to the Partnership cash in the amount of $1,420,000 and General Partner will have contributed (or be deemed to have contributed pursuant to the terms of the Purchase Agreement) cash in the amount of $355,000. The foregoing capital contributions made by a Partner shall be referred to herein as such Partner's "Initial Contribution".

7.2 Additional Capital Contributions.

(a) Except as provided in this Section 7.2 or in Sections 7.5(b), 7.6(b), 12.4(b)(2), 12.4(b)(3) and Section 4.1 of the Tax Supplement, no Partner shall be required or permitted to contribute additional capital to the Partnership in excess of its Initial Contribution unless all Partners have hereafter consented to such additional capital contributions in writing, which consent may be granted or withheld in the sole and absolute discretion of each Partner. Such additional capital contributions, whether made pursuant to this Section 7.2 (with the consent of all of the Partners, if applicable) or pursuant to Sections 7.5(b), 7.6(b), 12.4(b)(2), 12.4(b)(3) or Section 4.1 of the Tax
Supplement, shall herein be referred to as "Additional Contributions". (b) Limited Partner shall not be required to make any Additional Contributions. (c) Commencing with the first full calendar month immediately following the Close of Escrow, and on the first of each calendar month thereafter, General Partner shall make Additional Contributions equal to the excess of (1) 10% of the then Outstanding Project Costs over (2) amounts contributed previous to the applicable date of determination by General Partner to its Contribution Account. Except as provided in Sections 9.1 and 12.5, any capital contributed to the Partnership by General Partner pursuant to this Section 7.2(c) shall not be returned to General Partner if subsequent to such contribution General Partner's Contribution Account exceeds at any time the amount calculated pursuant to subsection (1) of this Section 7.2(c). As used herein, "Outstanding Project Costs" shall mean the total hard and soft costs (including, without limitation, the Management Fee, the Origination Fee, and all closing costs incurred in connection with the formation of the Partnership and the acquisition of the Property) expended by the Partnership at the relevant date of determination in the acquisition, development and management of the Project other than the Preferred Return of the Partners, net of all net proceeds received by the Partnership from the sale of all or any portion of the Project. The obligation of the General Partner to fund Additional Contributions pursuant to this Section 7.2(c) shall be based upon the Outstanding Project Costs exclusive of those hard costs which the General Partner is required to fund under Section 7.5 as Guaranteed Cost Overruns. (d) In addition to the Additional Contributions required pursuant to Sections 7.2(c), 7.5(b) and 7.6(b), General Partner may make Additional Contributions as needed for the Partnership to make interest payments to the Project's acquisition and development lender after exhaustion of the interest line item in the budget for such loan.

7.3 Acquisition and Development Loans and Guarantees. (a) As a condition to the release of the Initial Contributions to the Partnership, at the Close of Escrow all of the ORAAD Loan Documents shall have been duly executed and delivered to the Limited Partner, and all of the conditions precedent to the effectiveness of the ORAAD Loan Documents and the making of the ORAAD Loan shall be fully satisfied prior to or concurrently with the release of the Initial Contributions. (b) In addition, the General Partner on behalf of the Partnership shall from time to time diligently pursue obtaining sufficient financing by borrowing from banks, savings and loan associations and similar financial institutions on terms and conditions suitable to the Limited Partner (the "Approved Financing") to ensure that the anticipated costs of developing and completing the Project (as reflected in the Current Budget and Plan) in excess of the Initial Contributions and the ORAAD Loan will be paid in full and in a timely manner. General Partner shall provide any and all guarantees of completion or payment as may be required by any lender. In this regard, General Partner acknowledges and agrees that the ORAAD Loan may only pay a portion of the anticipated costs of developing and completing the Project and, therefore, in order to develop and complete the balance of the Project in accordance with the Current Budget and Plan and to repay any outstanding amounts owing on the ORAAD Loan in accordance with the terms thereof, General Partner will be required to arrange for and obtain the Approved Financing as necessary to complete the Project in accordance with the Current Budget and Plan. Notwithstanding any previous discussions between the parties hereto or any provision to the contrary contained in this Section 7.3(b) or elsewhere in this Agreement, the Limited Partner shall have the exclusive right (but not the obligation), in a capacity entirely separate and independent from its capacity as a limited partner in the Partnership, to underwrite any acquisition and development loan(s) to the Partnership to be originated subsequent to the making of the ORAAD Loan. The Limited Partner may elect to exercise such right (or not to exercise such right) in its sole discretion based upon circumstances and factors known to it at such time. Any such loan from Limited Partner shall be at market rate and terms.

7.4 Contribution Accounts and Preferred Return Accounts. (a) Contribution Accounts. The Partnership shall maintain for accounting purposes the following memorandum account ("Contribution Account") for each Partner: the initial balance of such account shall be such Partner's Initial Contribution; the balance of such account shall be increased by, and as of the date of, each Additional Contribution, Default Contribution or Overrun Contribution made by such Partner. The balance of the Contribution Account of each Partner shall be decreased by any distributions to such Partner under

(1) Sections 9.1(b) or 9.1(d), as applicable, (2) Sections 12.5(c) or 12.5(g), as applicable, or (3) Section 13.2 as any distribution under Section 13.2 relates to return of the Initial Contributions or Additional Contributions. (b) Preferred Return Account. The Partnership shall maintain for accounting purposes the following memorandum account ("Preferred Return Account") for each
Partner: the initial balance of such account shall be zero; the balance of such account shall be increased by the Preferred Return of each Partner. As used herein, and subject to Section 11.4(b) below, a Partner's "Preferred Return" for the applicable period means an amount computed on a daily basis at the Base Rate plus 3.5% per annum (but not to exceed 15% per annum) on the balance, from time to time, of such Partner's Contribution Account. For the purposes of the foregoing calculation, the Base Rate in effect as of the first business day of each calendar month shall be applicable for the entire calendar month. Such return shall commence as of the funding of a Partner's Initial Contribution pursuant hereto or to the Purchase Agreement, including a funding to the "Escrow Agent" (as defined in the Purchase Agreement), shall be cumulative and shall compound monthly (as of the last day of each calendar month). Further, the balance of the Preferred Return Account of each Partner (as the same may be increased by such compounding) shall be decreased by any distributions to such Partner under (1) Sections 9.1(a) or 9.1(c), as applicable, (2) Sections 12.5(b) or 12.5(f), as applicable, or (3) Section 13.2 as any distribution under Section 13.2 related to return of the Preferred Return.

7.5 Guaranteed Cost Overruns.

(a) Notwithstanding anything in this Agreement to the contrary, all Guaranteed Cost Overruns shall be funded as provided in this Section 7.5. At least once every calendar quarter during the Term, the Partners shall mutually agree on an updated Current Budget and Plan based on the actual performance of the Project to the applicable date, together with such other market, cost and such other facts and circumstances as are known to the Partners at that time. If the aggregate of the Guaranteed Costs for the Project as shown on any such updated Current Budget and Plan exceeds the aggregate Guaranteed Costs for the Project as shown on the Initial Budget and Plan, such excess shall be considered to be a "Guaranteed Cost Overrun". Guaranteed Cost Overruns will be determined without reference to any actual or projected cost savings for the Project or any increase in Project revenues in excess of those shown on the Initial Budget and Plan. If the Partners are unable to agree upon an updated Current Budget and Plan for any calendar quarter within ten (10) calendar days of the end of such quarter, then (1) the updated Current Budget and Plan last proposed by Limited Partner for such quarter prior to the expiration of such ten (10) day period shall be used to calculate Guaranteed Cost Overruns pursuant to this
Section 7.5, (2) General Partner shall fund or cause such Guaranteed Cost Overruns to be funded as set forth in this Section 7.5 based on such proposal by Limited Partner, but (3) General Partner may, by written demand delivered to Limited Partner no later than thirty (30) days after the end of such quarter, cause an Arbitration Proceeding to be commenced for the sole purpose of determining which of the updated Current Budget and Plans last proposed for such quarter by General Partner or Limited Partner prior to the expiration of such ten (10) day period is the more reasonable and accurate update of the Current Budget and Plan, in which case (4) the update of the Current Budget and Plan selected by the arbitrator shall be applied for the purposes of this
Section 7.5 and funds provided or caused to be provided by General Partner for Guaranteed Cost Overruns with respect to such quarterly update shall be recharacterized as necessary to reflect the same. (b) Except as provided in
Section 7.5(c) below, General Partner shall cause the Partnership to pay for Guaranteed Cost Overruns for the Project up to an aggregate amount equal to the Guaranteed Cost Contingency as follows: (i) The General Partner shall fund or cause the funding of Guaranteed Cost Overruns for the Project up to the Guaranteed Cost Contingency either through (A) funds available to it from sources other than loans ("Available Funds"), (B) the Partnership's acquisition and development loan provided that such advance will not violate the 50% Leverage Limit and/or (C) from an Additional Contribution by General Partner. General Partner shall fund any Additional Contribution required under this
Section 7.5(b) within ten (10) days of written demand therefor by Limited Partner. (ii) For purposes of this Section 7.5(b), if the actual amount of any Guaranteed Cost item(s) for the Project is less than the amount set forth for such item(s) in the Initial Budget and Plan, such difference ("Guaranteed Cost Savings") shall be credited to the Guaranteed Cost Contingency. In determining the existence of Guaranteed Cost Savings, there shall be taken into account all cost savings theretofore actually realized with respect to the Project being considered, but anticipated savings shall not be taken into account until such savings are actually realized or unless General Partner has obtained Limited Partner's written approval with respect thereto. The Guaranteed Cost Contingency, including any Guaranteed Cost Savings credited thereto, may be utilized in accordance with this Section 7.5(b) to fund Guaranteed Cost Overruns incurred for the Project. All Guaranteed Cost Overruns funded under the Guaranteed Cost Contingency shall be considered paid first from Guaranteed Cost Savings. Any Guaranteed Cost Savings not so utilized may be used by General Partner in connection with its obligations to purchase the Project as more fully described in the

Takedown Agreement. (iii) The use by General Partner of Available Funds and/or funds from an acquisition and development loan to the Partnership to fund a Guaranteed Cost Overrun pursuant to this Section 7.5(b) shall in no way limit General Partner's obligations to make Additional Contributions pursuant to
Section 7.2(c) hereof. (c) Notwithstanding anything in Section 7.5(b) to the contrary, any Guaranteed Cost Overruns arising out of General Partner's failure to exercise Due Care in either preparing the Initial Budget and Plan or in managing the affairs of the Partnership during the Term shall not be funded under Section 7.5(b) but shall be funded entirely by General Partner using its own funds under this Section 7.5(c). As used herein "Due Care" shall mean that standard of care which would be exercised by a prudent lot developer purchasing the Property and/or managing the Project for its own account. Any Guaranteed Cost Overruns resulting from the following shall be conclusively deemed to have been caused by a failure of General Partner to exercise Due Care: cost projections based on specifications which (i) fail to take into account any known physical attribute of the Project, or (ii) are inconsistent with the Construction Criteria, applicable building or other codes or any specific written agreement of the Partners. In no event shall General Partner be deemed excused in whole or in part from its responsibility to exercise Due Care (and/or the consequences of General Partner's failure to exercise Due Care) by reason of the actual or constructive knowledge of Limited Partner or its agents, employees or representatives and/or the review or approval by Limited Partner of the Initial Budget and Plan or any action, matter or event during the Term (including without limitation the review and/or approval of any updated Current Budget and Plan). If the Partners dispute whether a Guaranteed Cost Overrun arises out of General Partner's failure to exercise Due Care as provided in this Section 7.5(c), and such dispute continues for a period of ten
(10) days or more, either Partner may require that such dispute be resolved by an Arbitration Proceeding convened solely for such purpose. Pending the outcome of such Arbitration Proceeding, General Partner shall fund the Guaranteed Cost Overrun in question from its own funds pursuant to this Section 7.5(c). (d) General Partner shall fund all Guaranteed Cost Overruns for the Project in excess of the Guaranteed Cost Contingency entirely from its own funds. (e) Guaranteed Cost Overruns funded by General Partner under Section 7.5(c) and (d) shall not be Partnership expenses and shall not be paid out of Partnership borrowed funds or any other funds or assets of the Partnership.
The payment by General Partner of any Guaranteed Cost Overruns funded under
Section 7.5(c) and (d) shall not be deemed capital contributions or loans by General Partner, and shall not increase General Partner's Contribution Account or its interest in the profits, losses, capital or distributions of the Partnership or entitle General Partner to the recoupment of, or the payment of any interest, charge or other consideration for, funds used to make such payments. Without limiting the generality of the foregoing, a payment made by General Partner with respect to Guaranteed Cost Overruns funded by General Partner under Section 7.5(c) or (d) shall not be deemed an Additional Contribution nor shall such payment be considered a cash contribution to the Partnership for the purpose of increasing the Contribution Account of General Partner. (f) General Partner shall cause all Guaranteed Cost Overruns to be paid as they arise or when the same occur, such that (1) any Guaranteed Cost Overrun or portion thereof the cost burden of which has been actually incurred shall be paid immediately as the same comes due, (2) any Guaranteed Cost Overrun or portion thereof as to which General Partner must supply its own funds (whether pursuant to Sections 7.5(b), (c) or (d)) and which is projected to be incurred over the remaining Term shall be paid prorata by General Partner, as the same comes due, to supplement the acquisition and development loan proceeds or other Partnership funds earmarked to pay the applicable Guaranteed Cost rather than exhausting such other Partnership funds before requiring payment from General Partner under this Section 7.5, and (3) in any event all funds required of General Partner under this Section 7.5 (whether pursuant to Section 7.5(b), (c), or (d)) must be provided in a prompt and prudent manner as appropriate to protect the interests of the Partnership. (g) Any failure by General Partner to cause a Guaranteed Cost Overrun to be funded as required by this Section 7.5 shall constitute an Event of Default under
Section 12.1(a). General Partner shall notify Limited Partner concurrently with
(1) the occurrence of any Guaranteed Cost Overrun, and (2) the funding of any Guaranteed Cost Overrun pursuant to this Section 7.5. (h) It is the intent of the Partners that increases in Guaranteed Costs resulting from changes in the scope of the Project or from changes in the specification level or number of improvements built thereon as any of such changes are mutually approved by the Partners shall not be funded as Guaranteed Costs Overruns but shall be funded as mutually agreed by the Partners as such changes are approved.

7.6 Partner Loans and Advances. (a) General Partner shall be entitled to make one or more loans to the Partnership ("General Partner Gap Loans") as follows:
(1) All General Partner Gap Loans shall be made (i) with respect to expense categories reflected in the Current Budget and Plan, as to which (ii) General Partner reasonably projects that a third party acquisition and development loan will be available within ninety (90) days of such advance to repay the full amount of such advance; (2) the Project is at the time of such advance performing substantially in compliance with the Current Budget and Plan; (3) no General Partner Gap Loan shall be made with respect to any Guaranteed Cost Overrun except with the prior written consent of the Limited Partner, which consent may be granted or withheld in Limited Partner's sole and absolute discretion; (4) General Partner shall give Limited Partner prior written notice of any General Partner Gap Loan; and (5) the total amount of General Partner Gap Loans made during the Term shall not exceed $100,000; such amount to be determined on the total cumulative General Partner Gap Loans made by the General Partner during the Term regardless whether such General Partner Gap Loans (in whole or part) have been repaid to General Partner or converted to an Additional Contribution as provided herein. If any General Partner Gap Loan is not retired out of the proceeds of a third party acquisition and development loan to the Partnership within ninety (90) days after such General Partner Gap Loan was advanced, such General Partner Gap Loan shall automatically be converted to an Additional Contribution from General Partner and such General Partner Gap Loan shall be deemed paid in full. Each General Partner Gap Loan shall bear interest at the Base Rate plus 3.5% per annum (but not to be more than 15% per annum). (b) Except for any ORAAD Loan or as otherwise expressly authorized or required in this Agreement, no Partner shall be obligated or authorized to lend or advance money to the Partnership. If, without the prior written consent of the Partners, a loan or advance not otherwise provided for herein or in any ORAAD Loan Documents is made to the Partnership by a Partner, no such loan or advance shall entitle the lending or advancing Partner to any increase in its interest in Partnership profits, losses or distributions or to the recoupments of, or the payment of any interest charge or other consideration for the use of such funds. Except as otherwise provided in this Agreement, only by the mutual written consent of the General Partner and the Limited Partner at the time that a loan or advance is made to the Partnership shall any such loan or advance be made a debt due from the Partnership to such lending or advancing Partner repayable as to principal or interest out of the Partnership's assets upon such terms and conditions as shall be approved by the General Partner and the Limited Partner. (c) The General Partner Gap Loans and any other loan (not including any ORAAD Loan) by a Partner to the Partnership made pursuant to this Agreement shall be a non-recourse obligation of the Partnership to the lending Partner and shall be repayable solely out of available cash as provided in Sections 9.1 and 13.2 hereof (subject, however, to the provisions of Sections
12.4 and 12.5 hereof). A Default Loan shall have priority of repayment of principal or interest over any other loan from a Partner to the Partnership, and all other Partner loans shall be payable pari passu. (d) The provisions of this Section 7.6(d) shall apply in the event that any ORAAD Loan is made. The General Partner and each of its constituent partners hereby acknowledge that the Limited Partner may be or is also the lender making the ORAAD Loan.
General Partner and each of its constituent partners hereby further acknowledge that the Limited Partner's relationship to the Partnership as the lender making any ORAAD Loan is entirely separate and independent from its relationship to the Partnership as a limited partner therein. Specifically, General Partner and each of its constituent partners agree that: (1) any fiduciary duties which may be owed by the Limited Partner to the Partnership or the General Partner arising out of the Limited Partner's status as a limited partner in the Partnership shall not extend in any way to the separate and independent relationship of the Limited Partner to the Partnership and the General Partner as the lender making any ORAAD Loan; and (2) none of the benefits and protections in favor of the Limited Partner set forth herein shall be diminished, impaired or affected in any way by virtue of the Limited Partner's position as the lender making any ORAAD Loan. Without limiting the foregoing, the Limited Partner: (i) in its capacity as the lender making any ORAAD Loan, shall be entitled to take any action or refrain from taking any action permitted under any ORAAD Loan Documents or applicable law as if it were not a partner in the Partnership; and (ii) in its capacity as a limited partner in the Partnership, (y) shall be entitled to take any action or refrain from taking any action permitted under this Agreement or applicable law as if it were not the lender making the loan in question to the Partnership and (z) shall not be subject to, and the General Partner's obligations to the Limited Partner set forth herein will not be limited or excused by, any defenses, offsets or other remedies of any nature which the General Partner or any of its constituents partners might have against the Limited Partner in its capacity as the lender making any ORAAD Loan arising out of any breach by Limited Partner under any ORAAD Loan Documents or any other act or omission by Limited Partner made in its capacity as the lender making any ORAAD Loan. The General Partner and each of its constituent partners unconditionally and irrevocably waive any right or power to withhold, delay or otherwise limit in any way the performance of the undertakings of the General Partner to the Limited Partner or the Partnership set forth herein, notwithstanding any such breach, act or omission by the Limited Partner in its capacity as the Lender making any ORAAD Loan.

ARTICLE VIII
TAX AND ACCOUNTING MATTERS AND REPORTS.

8.1 Allocation of Income and Losses. The agreement of the Partners concerning the maintenance of capital accounts, allocation of income and loss, and other related tax matters is set forth in Appendix A, attached hereto and made a part hereof (the "Tax Supplement").

8.2 Books and Records. The Managing Partner shall keep accurate records of all transactions entered into with respect to the Partnership and shall maintain full and accurate books and accounts in accordance with federal income tax and accounting requirements with respect to the management and operation of the Partnership, which books and accounts shall accurately reflect all income and expenses of the Partnership on an accrual basis, all payments on any indebtedness secured by the assets of the Partnership, all payments on other Partnership indebtedness and all capital expenditures with respect to the Partnership. Such books and records shall be open to the inspection of the Partners at any reasonable time after reasonable notice to the Managing Partner. The Managing Partner shall retain and make available to the Partners, or cause the preservation and availability to the Partners of, such books and records for a period of at least seven (7) years following the end of the Term.

8.3 Partnership Interim Reports. Within thirty (30) days of the end of each calendar month, Managing Partner shall deliver to the Limited Partner the following reports for the month then ended all in form satisfactory to the Limited Partner: (a) A budget variance and Guaranteed Cost analysis substantially in the form attached hereto as Exhibit "H" or such other form approved in writing by the Limited Partner (the "Job Cost Report") for the Project; (b) A sales report showing sales opened, sales closed, sales cancelled and sales prices; (c) A financial statement of the Partnership including a balance sheet and income statement; (d) An update to the Current Budget and Plan (which update shall be prepared and provided for informational purposes only and shall not be deemed a part of the Current Budget and Plan unless the General Partner and the Limited Partner agree in writing to incorporate all or any part of such update into the Current Budget and Plan);
(e) A report showing separately as to each Partner the following balances: (1) Capital Account, (2) Contributions Account, and (3) Preferred Return Account; and (f) Any other information with respect to the Project required by System.

8.4 Partnership Year End Reports. Within one hundred and five (105) days after the end of each Fiscal Year, the Managing Partner shall, at the request of Limited Partner, cause CPA to prepare at the expense of the Partnership audited financial statements of the Partnership prepared in accordance with generally accepted accounting principles. Such statements shall be submitted to the Partners and shall be subject to the review and approval of the General Partner and the Limited Partner. General Partner agrees that Limited Partner shall be entitled to submit such statements to the ORAAD Accountant for its review and approval. The costs of such review by the ORAAD Accountant, and the costs of any revisions or supplements to such statements or additional reviews or audits made by CPA as required by the ORAAD Accountant, shall be Partnership expenses. General Partner shall cause CPA to comply with the requests and requirements of the ORAAD Accountant. The audited financial statements shall include a balance sheet, an income statement, statements of cash flow, and such other statements and reports as the Limited Partner may reasonably request, in form satisfactory to the Limited Partner and the ORAAD Accountant.

8.5 General Partner Reports. (a) General Partner shall (not later than fifty
(50) days after the end of each of General Partner's fiscal quarters) cause financial statements for the General Partner to be produced at least quarterly and to be made available to the Limited Partner. Such quarterly statements shall include a separate balance sheet for the General Partner, income statements and statements of cash flow for the General Partner, and separate statements of the sources and uses of funds for the General Partner, and shall be certified as true and correct by an officer of General Partner. In addition, one hundred and five (105) days after the end of each calendar year, General Partner shall deliver to the Limited Partner the separate financial statements of the General Partner for such calendar year audited by General Partner's independent certified public accountants. Such annual financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be certified as true and correct by an officer of General Partner. The provisions of this Section 8.5(a) shall also apply to the financial statements of any entity into which the financial statements of the General Partner are consolidated. (b) In addition to the financial statements required under Section 8.5(a), General Partner shall (not later than fifty (50) days after the end of each of General Partner's fiscal quarters) make available to the Limited Partner (1) an inventory report as to all of General Partner's projects (including those of all Affiliates), and (2) a current status report of all construction, land, acquisition or development loans on its projects (including those of all of its Affiliates) which loan status reports shall include an analysis of remaining interest reserves against projected interest payments for the life of such loans and a report on percentage of project completion as compared to remaining available development and construction funds.

8.6 Appraisals. At the request of the Limited Partner, the Managing Partner shall cause the Property to be appraised at the expense of the Partnership by an appraiser with the qualifications set forth in Section 12.6(d)(i). Such appraisal shall be completed within thirty (30) days of such request by the Limited Partner. The Limited Partner shall have the right to make such request once every twelve (12) months, or more often if necessary or appropriate to satisfy the regulatory requirements of the Limited Partners or any of its partners.

8.7 Warranty Reports. Commencing with the first calendar month after the calendar month in which the first sale of any portion of the Project closes, and continuing until one year after the sale of the entire Project, or, if sold in phases, the sale of the final phase of the Project, Limited Partner shall have the right to request from General Partner a written report, in form and substance reasonably acceptable to Limited Partner, as to all third party warranty and/or defect claims or expenses incurred or brought with respect to all or any portion of the Project sold. General Partner shall deliver such report to Limited Partner within ten (10) days of Limited Partners request therefor. Without limiting any of the foregoing, General Partner shall promptly notify Limited Partner in writing, without solicitation from Limited Partner, of any material third party warranty and/or defect claims brought against the Partnership or of any material defects discovered by or brought to the attention of General Partner relating to the Project. For purposes of the foregoing, a warranty claim or defect shall be deemed "material" if it involves one or more warranty claims or defects, which either individually or in the aggregate, create an actual or potential liability of the Partnership in excess $25,000. The obligations of General Partner to report on and notify Limited Partner of third party warranty and/or defect claims or expenses pursuant to this Section 8.7 applies to all or any portion of the Project sold and not to warranty and/or defect claims or expenses relating strictly to the housing units constructed by General Partner on the Project for its own account after acquiring the Project (or portions thereof) pursuant to the Takedown Agreement.

8.8 Other Reports. The Managing Partner shall also cause to be prepared and delivered in a timely manner any and all reports, statements, books, records, and budgets required to be prepared or delivered by or pursuant to any loan documents, any other agreements to which the Partnership is a party or bound, any Law, or any governmental or quasi-governmental body or agency. Such documents shall be subject to the review and approval of the Limited Partner.

8.9 Tax Returns. Within one hundred and five (105) days after the end of each Fiscal Year, the Managing Partner shall cause CPA to prepare and submit to the General Partner and the Limited Partner for their review and approval the Partnership's federal, state and local tax returns. General Partner agrees that Limited Partner shall be entitled to submit such tax returns to the ORAAD Accountant for its review and approval. The costs of such review by the ORAAD Accountant, and the costs of any revisions or supplements to such tax returns made by CPA as required by the ORAAD Accountant, shall be Partnership expenses. General Partner shall not file any such tax return until it has received the approval of the Limited Partner and the ORAAD Accountant.

8.10 Tax Representations and Covenants of General Partner. General
Partner represents and covenants that it will maintain and operate General Partner in such a manner that it can serve as the General Partner of the Partnership in such a manner that it does not jeopardize the Partnership's status as a partnership for tax purposes under the standards set forth in Treasury Regulations Sections 301.7701-2 and 301.7701-3.

ARTICLE IX

DISTRIBUTIONS

9.1 Distributions of Available Cash.  Subject to the provisions of Sections
12.4 and 12.5 hereof, distributions to the Partners of Available Cash shall be made at such times as the Managing Partner shall reasonably determine and the Limited Partner approves. It is the intent of the Partners that all such Available Cash will be distributed on a monthly basis. Each time distributions are available to be made pursuant to the foregoing, such distributions shall be made in the following order of priority (taking into account, as applicable, the Partners' then existing Preferred Return Account and Contributions Account balances): (a) First Level. To the Limited Partner until the balance of its Preferred Return Account is reduced to zero; (b) Second Level. To the Limited Partner until the balance of its Contributions Account is reduced to zero; (c) Third Level. To the General Partner until the balance of its Preferred Return Account is reduced to zero;
(d) Fourth Level. To the General Partner until the balance of its Contributions Account is reduced to zero; (e) Fifth Level. To the Partners, prorata in accordance with their respective Partnership Percentages.

Notwithstanding the foregoing, distributions to the Partners in liquidation of the Partnership shall be made in accordance with the provisions of Article XIII below.

If the Limited Partner independently determines that a distribution should be made pursuant to this Section 9.1, the Limited Partner may deliver a written notice of such determination to the Managing Partner. The Managing Partner shall consider such determination in good faith and shall promptly (but in no event later than five (5) business days after Managing Partner's receipt of such notice from the Limited Partner) make such distribution or inform the Limited Partner in writing in reasonable detail as to why Managing Partner has determined not to make such distribution.

Should a dispute arise between the Managing Partner and the Limited Partner as to whether or not a distribution should be made under this Section 9.1 or as to the amount of any such distribution, the Partners shall attempt in good faith to resolve such dispute for a period of ten (10) days after the date on which either the Limited Partners disapproves a distribution proposed by the Managing Partner or the date on which the Managing Partner declines to make a distribution proposed by the Limited Partner, as applicable. Failing such resolution, the matter shall be submitted to an Arbitration Proceeding for the sole purpose of determining whether it is reasonable to make such distribution and, if so, in what amount; provided, however, if conflicting proposals made by the Managing Partner and the Limited Partner are both found to be reasonable in the Arbitration Proceeding, such proceeding shall further determine which proposal is most beneficial in light of the business objectives of the Partnership. The proposal selected in the Arbitration Proceeding shall be implemented by the Partnership within two (2) business days after completion of such proceeding.

9.2 Withdrawal of Capital. Except as expressly provided in this Agreement or as otherwise agreed by the Partners, no Partner shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of, and upon the terms and conditions agreed upon by, the Managing Partner and the Limited Partner.

ARTICLE X
OTHER BUSINESS OPPORTUNITIES

10.1 Generally. Subject to the provisions of this Article X, any Partner may enter into similar, related and competitive business activities to the activity contemplated by this Agreement without first having offered equity participation in such activities to any other Partner or the Partnership.

10.2 Competing Projects. Anything herein to the contrary notwithstanding, neither General Partner nor any Affiliate of General Partner shall, either directly or indirectly, own, manage, consult on, participate in or otherwise engage in any other activity with respect to any for sale residential lot development project (including without limitation, any pre-development, development, improvement or sales with respect to such project) which involves or might involve any residential lots with housing units ranging between 2,000 and 3,000 square feet per unit and which is within a two (2) mile radius of the Property until all of the Property has been sold to Approved Buyers in accordance with the Takedown Agreement (i.e. the "Close of Escrow" has occurred with respect to all "Minimum Increments" of "Lots" (as such terms are defined in the Takedown Agreement)).

ARTICLE XI
TRANSFER AND CERTAIN OTHER RESTRICTIONS

11.1 Transfers and Hypothecations of General Partner's Partnership
Interest. General Partner shall not have the right or power to sell, mortgage, hypothecate or assign its Partnership Interest, or any portion thereof, other than to the Limited Partner or its designee pursuant to the Security Agreement,
Section 12.6 or Article XIV, nor shall it have the right to substitute another person or party in its place or stead without the written consent of the Limited Partner which consent may be granted or withheld in the Limited Partner's sole and absolute discretion. Any purported transfer in violation of the terms hereof shall be null and void.

11.2 No Changes in Ownership of General Partner. Ira C. Norris shall maintain stock holdings in General Partner of not less than 2,000,000 shares (the "Minimum Stock Position"), and shall not cause or permit his stock in General Partner to be acquired by operation of law or otherwise by any other individual or entity without the Limited Partner's prior written consent, if such acquisition would cause his stock in General Partner to be less than the Minimum Stock Position. The consent of Limited Partner pursuant to this
Section 11.2 may be granted or withheld in the sole and absolute discretion of the Limited Partner.

11.3 Transfers and Hypothecations of the Limited Partner's Partnership Interest. (a) Except as provided below in this Section 11.3, the Limited Partner shall not have the right to transfer or sell its Partnership Interest or any portion thereof, other than to General Partner pursuant to Section 12.6 or Article XIV, nor (subject to Section 12.3) shall it have the right to substitute another person or party in its place or stead without the written consent of General Partner, which consent may be granted or withheld by General Partner in its sole and absolute discretion. (b) Notwithstanding the provisions of Section 11.3(a), the Limited Partner shall have the right to freely transfer, sell or assign all or any portion of its Partner Economic Interest to an Affiliate of the Limited Partner or to any Affiliate of the partners in Limited Partner at any time without the need to obtain General Partner's consent. The Limited Partner shall also have the right to mortgage, pledge, grant a security interest in, encumber or otherwise hypothecate its Partner Economic Interest at any time, without the need to obtain General Partner's consent, to any foreign or domestic bank, savings and loan, insurance company, pension plan, investment banker or other institutional lender or investor, or any Affiliate of any of the foregoing. Any successor to the Limited Partner's Partner Economic Interest by or in lieu of foreclosure or other exercise of a creditor's rights shall succeed to such Partner Economic Interest without any requirement to obtain the consent of any Partner. (c) In addition and also notwithstanding Section 11.3(a), the Limited Partner shall not be required to obtain General Partner's consent to transfer or sell its Partner Economic Interest or any portion thereof if prior to transferring or selling its Partner Economic Interest or portion thereof the Limited Partner first offers the same to General Partner as follows: Prior to offering its Partner Economic Interest or any portion thereof to any third party, the Limited Partner shall in writing specify to General Partner the sales price and other material terms under which the Limited Partner proposes to sell or transfer its Partner Economic Interest or portion thereof. General Partner shall have a period of ten (10) days after receipt of such notice to notify the Limited Partner in writing that General Partner has elected to purchase the Limited Partner's Partner Economic Interest (or such portion thereof as was specified in the Limited Partner's notice to General Partner) under the terms set forth in such notice. General Partner's failure to so notify the Limited Partner shall be deemed to be General Partner's declination to purchase the Limited Partner's Partner Economic Interest or such portion of interest as was specified in the Limited Partner's notice to General Partner. If General Partner accepts such terms, the Partner Economic Interest of Limited Partner (or such portion thereof specified in such notice from the Limited Partner) shall be transferred to General Partner under the terms set forth in the Limited Partner's notice. If General Partner declines or is deemed to have declined the Limited Partner's offer, the Limited Partner shall be free to sell its Partner Economic Interest (or portion thereof as specified in the Limited Partner's notice to General Partner) to any other person on whatever terms are negotiated between the Limited Partner and such other person.

11.4 General Partner's Financial Covenants. (a) General Partner shall, at all times during the Term comply with the following financial covenants (the "Financial Covenants"): (i) General Partner's audited net worth as shown on its annual financial statements prepared by its independent certified public accountants pursuant to generally accepted accounting principles shall be not less than $20,000,000; (ii) General Partner shall maintain unrestricted and unpledged cash or cash equivalents at least equal to $200,000; and (iii) General Partner shall at all times maintain a ratio of Total Debt to Tangible Net Worth of not more than 2 to 1, all as computed in accordance with generally accepted accounting principles consistently applied. For purposes of the foregoing, "Tangible Net Worth" shall mean the excess of all assets over all liabilities, as determined and computed in accordance with generally accepted accounting principles consistently applied, and "Total Debt" shall mean the total of all secured and unsecured credit lines, and acquisition, development, and/or construction financing for which General Partner is an obligor, guarantor, or for which it has provided security. (b) In the event that General Partner at any time fails to comply with the Financial Covenants, the Limited Partner, in its sole discretion, may elect to treat such failure as an Event of Default hereunder and the Limited Partner shall have the right to take any and all action provided for in this Agreement. In addition to the foregoing, the Preferred Return of the Limited Partner shall be automatically computed on a daily basis at the Base Rate plus 5% per annum for the period in which General Partner fails to be in compliance with the Financial Covenants provided in this 11.4.

ARTICLE XII

DEFAULT, REMEDIES

12.1 Events of Default. The occurrence of any of the following events by or with respect to a Partner (the "Defaulting Partner"; and the other Partner shall be referred to herein as a "Non-Defaulting Partner") shall be defaults hereunder and if not cured within the applicable notice and cure period provided below, if any, with respect to such default shall constitute an "Event of Default" hereunder: (a) The (1) failure to make an Additional Contribution consented to by the Partners pursuant to Section 7.2(a) within the time period set forth in such consent, or (2) failure to make any other Additional Contribution as required by Section 7.2, or (3) failure by General Partner to cause any Guaranteed Cost Overrun to be funded as required by Section 7.5, or
(4) occurrence of any of the events prohibited in Article X or XI; (b) Other than as set forth in Section 12.1(a), the failure of a Partner to make any contribution, advance or other payment as required pursuant to this Agreement, the Purchase Agreement or any Ancillary Agreement that is not cured within five
(5) business days (or any other applicable cure period specified herein or therein) of written notice to the Defaulting Partner; (c) The failure of a Partner to perform any of its other obligations under this Agreement, the Purchase Agreement or any Ancillary Agreement or the breach by a Partner of any of the terms, conditions, representations, warranties or covenants of this Agreement, the Purchase Agreement or any Ancillary Agreement and a continuation of such failure or breach for more than thirty (30) days after notice by a Non-Defaulting Partner to the Defaulting Partner that such Partner has failed to perform any of its obligations under, or has breached, this Agreement, the Purchase Agreement or any Ancillary Agreement; provided that if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended for up to an additional thirty (30) days so long as the Defaulting Partner in good faith commences all reasonable curative efforts within ten (10) days of its receipt of such notice from the Non-Defaulting Partner and diligently and expeditiously continues its curative efforts to completion; (d) As to the General Partner: a case or proceeding shall be commenced by the General Partner seeking relief under the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; an adjudication that the General Partner is insolvent or bankrupt; the entry of an order for relief under the federal Bankruptcy Code with respect to the General Partner; the filing of any such petition or the commencement of any such case or proceeding against the General Partner, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; the filing of an answer by the General Partner admitting the allegations of any such petition; the appointment of a trustee, receiver or custodian for all or substantially all of the assets of the General Partner unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of the General Partner; the insolvency of the General Partner or the execution by the General Partner of a general assignment for the benefit of creditors; the convening by the General Partner of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; the failure of the General Partner to pay its debts as they mature, or the failure generally of the General Partner to pay its debts as they become due; the General Partner's failure to prevent the levy, attachment or execution or other seizure of the Property or any portion thereof where the same is not discharged within thirty (30) days thereafter; the levy, attachment, execution or other seizure of all or substantially all of the assets or the Partnership Interest of the General Partner where such seizure is not discharged within thirty (30) days thereafter; the admission by the General Partner in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due; or the occurrence of any of the events described in this Section 12.1(d) with respect to a direct or indirect parent or general partner of the General Partner; and
(e) As to the General Partner: if any default occurs under any acquisition and development loan with respect to the Project, which default is not cured within any applicable period provided in the pertinent loan documents.

12.2 Remedies. Upon the occurrence of any Event of Default, the Non-Defaulting Partner(s) may elect to do one or more of the following: (a) exercise its rights and remedies under Section 12.3; (b) contribute or advance money to the Partnership as provided in Section 12.4 hereof; (c) sell the Property and terminate and dissolve the Partnership as provided in Article XIII hereof; (d) purchase the Defaulting Partner's Partnership Interest as provided in Section 12.6; (e) enforce any covenant by the Defaulting Partner to advance money or to take or forbear from any other action hereunder; (f) subject to the provisions of Section 17.21 hereof, pursue any other remedy permitted by this Agreement or at law or in equity.

12.3 Change of Management Control. (a) In addition to any other rights or remedies which Limited Partner may have under this Agreement or under applicable Laws, including without limitation, Limited Partner's rights under
Section 4.5 of this Agreement, the Limited Partner shall have the option to exercise the rights set forth below in this Section 12.3 in the event of

(1) any Event of Default, or (2) after the occurrence of three or more defaults hereunder (whether or not such defaults are cured or ripen into Events of Default) by or with respect to General Partner of which General Partner has received written notice hereunder within the then most recent twelve (12) month period, or (3) General Partner's failure, for any reason whatsoever, to significantly complete the construction and development of the Project for sale to Approved Buyers in accordance with the Current Budget and Plan on or before June 30, 1996. For purposes of this Section 12.3(a) only, the construction and development of the Project shall be considered "significantly complete" at such time as at least seventy percent (70%) of the site work to be constructed on the Project in accordance with the Current Budget and Plan has been completed, as determined by Limited Partner in its sole, but good faith, discretion. (b) Upon the happening of any of the events set forth in Section 12.3(a), the Limited Partner may elect, by giving written notice to the General Partner, (1) to become a general partner in the Partnership and assume the role of Managing Partner of the Partnership, or (2) to designate any entity or individual (which may be an Affiliate of the Limited Partner) to become a general partner in the Partnership and assume the role of Managing Partner of the Partnership. The Limited Partner or any entity or individual which assumes the role of Managing Partner pursuant to this Section 12.3(b) shall be referred herein to as the "Replacement Managing Partner". The Replacement Managing Partner shall have the authority to take exclusive charge and control of the Partnership free and clear of any and all restrictions (including any and all restrictions set forth in Article II and any and all consent, voting or approval rights granted General Partner) imposed by this Agreement. The Limited Partner shall have the right to amend this Agreement and/or the Partnership's Certificate of Limited Partnership (the "Certificate") to reflect such election and to record any such amended certificate, and each Partner hereby grants to the Limited Partner its irrevocable power of attorney to do the same, which power of attorney shall be deemed to be a power coupled with an interest which may not be revoked until the termination and winding up of the Partnership. Each Partner hereby consents to the admission of the Replacement Managing Partner as a general partner of the Partnership and, in accordance with Section 17-401(b) of the Act, no further consent of any Partner to such admission shall be required. In addition, the Limited Partner may transfer all or any part of its Partnership Interest to any entity or individual designated by the Limited Partner to become Replacement Managing Partner, and no approval or consent of any Partner shall be required to effect such transfer. The provisions of this Section 12.3(b) shall take precedence over any provision to the contrary set forth in this Agreement. (c) The Replacement Managing Partner shall have the right to contribute or lend funds to the Partnership if the Replacement Managing Partner determines in its sole discretion that additional capital is required in excess of the Additional Contributions set forth in Section 7.2. The Replacement Managing Partner shall have the right in its sole discretion to designate any funds so advanced as either a loan to the Partnership or as capital contributed to the Partnership. If such funds are designated as a capital contribution, the same shall be deemed to be a Default Contribution and shall be treated as such pursuant to Sections 12.4 and 12.5. If such funds are designated as a loan to the Partnership, such loan shall bear interest at the Base Rate plus 5%, or the maximum interest then permitted by applicable Laws (whichever is lesser), shall be repaid before any distributions of cash pursuant to Sections 9.1, 12.5 or 13.2(d) and shall be due in full on the first anniversary of its making. (d) If the Limited Partner becomes the Replacement Managing Partner pursuant to this Section 12.3, the Limited Partner shall continue to retain the Origination Fee and in addition will be paid the Management Fee from the date
that the Limited Partner becomes the Replacement Managing Partner.   (e) If the
Limited Partner exercises its right to take over management of the Partnership pursuant to this Section 12.3, (1) the General Partner shall nonetheless remain fully liable pursuant to the terms of any acquisition and development or other loan documents executed by General Partner as General Partner of the Partnership and on any payment, completion or other guaranties executed in connection therewith in favor of the lender or lenders under such loans, (2) the Limited Partner shall hold General Partner harmless from any loss, claim or damage, including reasonable attorneys fees, to the extent the same arises out of the gross negligence or willful misconduct of the Replacement Managing Partner, (3) effective upon the Limited Partner's exercise of its right to take over management of the Partnership pursuant to this Section 12.3, at the written request of General Partner, (i) the Partnership Interest of General Partner shall be automatically converted into an interest as a limited partner in the Partnership having the same interest in "Net Income", "Net Losses" (as such terms are defined in the Tax Supplement attached hereto), and distributions as it had held as the General Partner and only those voting rights which limited partners are required to have under the Act, and (ii) an appropriate amendment to the Certificate and the Partnership's LP-5 filing in California shall be promptly executed and filed with the appropriate state authorities, and (4) all bank accounts, contracts, deposits, accounts or other evidences of any rights of the Partnership shall be transferred to the name or control of the Replacement Managing Partner as the Replacement Managing Partner shall direct and General Partner shall promptly execute such instruments and take such actions as the Replacement Managing Partner may request to effect such transfer.

12.4 Default Contributions, Overrun Contributions and Default Loans. (a) If a Partner fails to make any Additional Contribution within the applicable time period specified in the consent of the Partners entered into pursuant to
Section 7.2(a), or if any Partner fails to make any other Additional Contribution as required by Section 7.2 or 7.6(a), or if General Partner fails to cause any Guaranteed Costs Overrun to be funded when due as required by
Section 7.5, the same shall constitute a default hereunder and the other Partner may, in its sole discretion, without limitation on its other rights and remedies under this Agreement, elect to exercise any of the options set forth in Sections 12.4(b) or 12.4(c) below. (b) The options available to the Non-Defaulting Partner shall include the ability to elect to either (1) withdraw its capital contributions made pursuant to any such consent of the Partners pursuant to Section 7.2(a), (2) in addition to its share of contributions made as required in such consent pursuant to Section 7.2(a), if any, make a contribution ("Default Contribution") to the Partnership in an amount equal to the Defaulting Partner's share of any required Additional Contribution, or (3) as to the Limited Partner, make a contribution ("Overrun Contribution") to the Partnership to enable the Partnership to pay a Guaranteed Cost Overrun which General Partner failed to cause to be funded as required by
Section 7.5. The making of any such contribution shall not be deemed to cure the default of the Partner failing to make such Additional Contribution or to cause the payment of any Guaranteed Cost Overrun. Each Default Contribution and/or Overrun Contribution shall be considered to be an Additional Contribution. (c) In addition to the options set forth in Section 12.4(b), the Non-Defaulting Partner may elect to advance as a loan to the Partnership an amount equal to but in lieu of what would have been the amount of any applicable potential Default Contribution or Overrun Contribution (such loan being referred to herein as a "Default Loan"). A Default Loan shall be the obligation of the Partnership, shall bear interest at the Base Rate plus 5% per annum payable monthly or the maximum interest then permitted by applicable Laws (whichever is lesser), shall be repaid before any distributions of cash to the Partners pursuant to Sections 9.1, 12.5 or 13.2(d) and shall be due in full on the first anniversary of its making.

12.5 Distributions Upon General Partner Default. Subsequent to the making by the Limited Partner of a Default Contribution, an Overrun Contribution or a Default Loan, any other monetary Event of Default committed by the General Partner, any failure of General Partner to acquire all or any portion of the Project in accordance with the Takedown Agreement, or if any acquisition and development lender or other lender to the Project exercises or purports to exercise its right to accelerate its loan by reason of the Limited Partner's exercise of any of its rights under Section 12.3 (any of the foregoing events being and referred to herein as a "Section 12.5 Event"), the order of distributions and Partner loan payments out of Available Cash set forth in
Section 9.1 shall thereafter be automatically adjusted as follows: (a) First Level. To the Limited Partner to repay interest and then principal on any and all Default Loans and any other loans (other than any ORAAD Loan) made to the Partnership by Limited Partner until all such loans have been repaid in full;
(b) Second Level. To the Limited Partner until such time as its Preferred Return Account balance has been reduced to zero; (c) Third Level. To the Limited Partner until such time as the Contribution Account balance of the Limited Partner has been reduced to zero; (d) Fourth Level. To the Limited Partner until such time as the Limited Partner has received the Default Return;
(e) Fifth Level. To General Partner to repay interest and then principal on any General Partner Gap Loans and any other loans made by General Partner to the Partnership permitted by this Agreement until all such loans are repaid in full; (f) Sixth Level. To General Partner until the balance of its Preferred Return Account has been reduced to zero; (g) Seventh Level. To General Partner until its Contribution Account balance has been reduced to zero; (h) Eighth Level. Thereafter, to the Partners prorata in accordance with their Partnership Percentages.

If a Section 12.5 Event has occurred at any time during the life of the Partnership, then, notwithstanding any provision hereof to the contrary, any liquidating distributions hereunder will also be made in accordance with the provisions of this Section 12.5. Furthermore, if a Section 12.5 Event has occurred at any time during the life of the Partnership, then, notwithstanding
Section 2.1 of the Tax Supplement but subject to the other provisions of such Tax Supplement, Net Income and Net Losses will thereafter be allocated so that the Capital Accounts of the Partners equal as nearly as possible the amount of cash each Partner would receive under Sections 12.5(b), (c), (d), (f), (g), and
(h) if the aggregate amount of all Capital Account balances were cash available to be distributed pursuant to Section 12.5. The foregoing allocation provision is intended to comply with Code Section 704 and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.

12.6 Purchase Of Defaulting Partner's Partnership Interest. (a) Right To Purchase. At any time during the pendency of an Event of Default, or at any time after the delivery of three (3) or more notices of default (whether or not such defaults are cured or ripen into Events of Defaults) to a Partner in the then most recent twelve (12) month period, the Non-Defaulting Partner shall have the right but not the duty to acquire the Defaulting Partner's Partnership Interest (including its rights as a creditor of the Partnership, except for the Limited Partner's rights as a creditor under any ORAAD Loan, which shall not be included) for an amount (the "Partnership Price") determined as hereinafter provided. The Partnership Price shall be the amount the Defaulting Partner would be entitled to receive or required to pay hereunder if the Partnership sold the Property to a third party at ninety percent (90%) of its Net Asset Value and liquidated the Partnership in accordance with Section 13.2 (taking into account the operation of Section 4.1 of the Tax Supplement). (b) Calculations. "Net Asset Value" shall mean the Fair Market Value of the Property minus all Partnership liabilities (other than those liabilities which are owed to the Partners, except for any ORAAD Loan). The "Fair Market Value" of the Property shall mean (1) the agreed or appraised value of the real estate assets of the

Partnership as if sold for all cash, plus (2) the book value of the other assets of the Partnership as such value is determined by the CPA, which determination of book value (the "Book Value") shall be final and binding on the Partners. The Fair Market Value shall be determined as of the date (the "Default Date of Value") that the Non-Defaulting Partner gives the notice to the Defaulting Partner under Section 12.6(c). (c) Initiation of Purchase Right. The Non-Defaulting Partner may initiate the right to purchase granted by this
Section 12.6 by giving a notice to such effect to the Defaulting Partner. Upon notice of such election to the Defaulting Partner by the Non-Defaulting Partner of an election to initiate the right to purchase granted by this Section 12.6, the Partners shall attempt to agree on the then fair market value of the real estate assets of the Partnership, and the Non-Defaulting Partner shall request CPA to compute the book value of the other assets of the Partnership.
Following the determination of the Net Asset Value, the Partners shall attempt to agree upon the proper application of Section 13.2 (including, without limitation, the application of Section 4.1 of the Tax Supplement) to arrive at the Partnership Price. (d) Appraisal and Arbitration. (i) Appointment of Appraisers. (a)If the Partners have not agreed upon the fair market value of the Partnership's real estate assets within twenty (20) days following a notice of an election to purchase hereunder, the General Partner and the Limited Partner shall each, within ten (10) days after such twenty (20) day period, appoint in writing an appraiser, which appraiser shall be a member of the American Institute of Real Estate Appraisers, with at least five (5) years of residential subdivision appraisal experience in the market and sub-market in which the Property and Project are located. The Partners may not appoint an appraiser who has previously acted in any capacity for the General Partner or the Limited Partner. If one party has appointed an appraiser hereunder, and the other party fails to appoint an appraiser hereunder within ten (10) days of the first party's written request to do so, the fair market value of the Partnership's real estate assets will be established by the determination acting alone of the appraiser appointed by such first party, and such other party hereby consents to the same. The appraiser or appraisers appointed under this Section 12.6(d)(i) shall be instructed to complete their appraisals within thirty (30) days of their appointments, and to appraise only the fair market value of the real estate assets determined as of the date of the Non-Defaulting Partner's notice of its exercise to purchase. (b) If two appraisers are appointed pursuant to Section 12.6(d)(i), the two appraisers so appointed shall conduct independent appraisals and meet within thirty (30) days after their appointment to attempt to set the fair market value of the Partnership's real estate assets. If they are unable to agree upon such fair market value within said thirty (30) day period, they shall appoint a third appraiser who meets the qualifications set forth above. If they fail to appoint a third appraiser within seven (7) days after such thirty (30) day period, either the General Partner or the Limited Partner, on behalf of both the General Partner and the Limited Partner, may request such appointment by the president or executive secretary of the chapter of the American Institute of Real Estate Appraisers located nearest to the Property. The third appraiser shall be instructed to complete an appraisal within twenty (20) days from his appointment. Within five (5) days after completion of the third appraiser's appraisal, all three appraisers shall meet and a majority of the appraisers shall attempt to determine the fair market value of the real estate assets for purposes of this Section 12.6. If a majority are unable to determine the fair market value at such meeting, the three appraisals shall be added together and their total divided by three. The resulting quotient shall be the fair market value of the real estate assets of the Partnership. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such fair market value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such fair market value. The Defaulting Partner shall pay all of the fees and costs of the appraisers and CPA or, at the election of the Non-Defaulting Partner, the same may be subtracted from the amount payable to the Defaulting Partner for its Partnership Interest. (c) All appraisals conducted pursuant to this Section 12.6(d)(i) shall take into account a discounting to present value of the net income stream represented by the estimated holding costs of completing and selling out the Project, as well as the estimated sales proceeds to be received over the projected sell-out period. (ii) Determination of Purchase Price. If the Partners have not agreed upon the proper application of Section 13.2 (or the application of Section 4.1 of the Tax Supplement) to arrive at the Partnership Price within ten (10) days following the date on which the Net Asset Value is determined, the Limited Partner shall provide to General Partner in writing the names of three certified public accounting firms. General Partner shall choose one of such firms within three (3) business days of its receipt of such list, and failing General Partner's timely selection the Limited Partner shall choose one of such firms. Such firm so chosen (the "Selected CPA") shall then proceed to determine the proper application of
Section 13.2 and/or the proper application of Section 4.1 of the Tax Supplement, whichever is applicable, to arrive at the Partnership Price. Each of the Partners shall have five (5) days from the date the Selected CPA is chosen to submit written arguments in support of its position to the Selected CPA. Each of the Partners shall also cooperate fully with the Selected CPA to assist in such determination, including, without limitation, providing copies of all books and records of the Partnership and such other information requested by the Selected CPA. The Selected CPA shall make its determination of the proper application of Section 13.2 (or the proper application of Section
4.1 of the Tax Supplement) to arrive at the Partnership Price within thirty
(30) days following the date on which the Net Asset Value is determined, and the results thereof shall be final and binding on the Partners for the sole purpose of determining the Partnership Price. The Defaulting Partner shall pay all of the fees and costs related to the making of such determination or, at the election of the Non-Defaulting Partner, the same may be subtracted from the amount payable to the Defaulting Partner for its Partnership Interest. Each of the Partners hereby agree that the Selected CPA shall have no liability to either of the Partners for its determination of the Partnership Price, unless in making such determination, the Selected CPA has committed gross negligence or willful misconduct. In connection therewith, each Partner hereby indemnifies and holds harmless the Selected CPA from any liabilities, damages, costs or expenses (including, without limitation, actual attorneys fees) arising from any claim asserted by such Partner against the Selected CPA in connection with making the determination required by this Section 12.6(d)(ii), provided that the Selected CPA has not committed gross negligence or willful misconduct. (e) Non-Defaulting Partner's Election. The Non-Defaulting Partner shall have thirty (30) days after the determination of the Purchase Price to elect whether or not to purchase the Defaulting Partner's Partnership Interest at the Partnership Price. If the Non- Defaulting Partner elects not to purchase or makes no election, the Non-Defaulting Partner shall have no purchase obligations pursuant to this Section 12.6 and shall reimburse the Defaulting Partner for any amounts paid by such Defaulting Partner pursuant to Sections 12.6(d)(i)b) and 12.6(d)(ii) (except those paid under the last sentence of
Section 12.6(d)(ii)). If the Non-Defaulting Partner desires to purchase, the Non- Defaulting Partner shall give a notice to the Defaulting Partner of its election to purchase. Such notice shall set forth the total Partnership Price and the amount of the components of the Partnership Price, subject to any adjustments as provided above, and shall specify a time and place of the closing, which shall be not more than thirty (30) days thereafter. The closing shall take place in accordance with and subject to Section 14.4 hereof. The amount due to be paid to or received from a Defaulting Partner, as the case may be, for its Partnership Interest in connection with a purchase pursuant to this
Section 12.6 shall be paid in full at the time of closing. (f) Designee; Financing. Notwithstanding anything in this Agreement to the contrary, the Non-Defaulting Partner shall be entitled to designate any third party to be the transferee of the Defaulting Partner's Partnership Interest or obtain financing from any third party with respect to such purchase, provided that the foregoing shall not delay any transaction described in this Section 12.6. (g) Adjustment By CPA. CPA shall update the Partnership Price three (3) days prior to the transfer date to reflect sales of real estate assets and changes in the liabilities and the other assets of the Partnership subsequent to the Default Date of Value. CPA shall further so recalculate the Partnership Price sixty
(60) days following the transfer date. If such recalculation reflects a change in the other assets or the liabilities of the Partnership as of the transfer date, CPA shall determine the adjusted Partnership Price, and each Partner agrees promptly to make a cash payment to the other Partner as shall be necessary as a result of any difference between the Partnership Price at the transfer date and the Partnership Price as so adjusted. To the extent that a Selected CPA determined the Partnership Price, then CPA shall make its adjustments using the same methodology used by the Selected CPA in arriving at the Partnership Price.

12.7 Cumulative Remedies. No remedy conferred upon the Partnership or any Partner in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but rather each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

12.8 Litigation Without Termination. Subject to the alternative dispute resolution mechanisms, if any, set forth in this Agreement, any Partner shall be entitled to maintain, on its own behalf or on behalf of the Partnership, any action or proceeding against any other Partner or the Partnership (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of breach of such party of this Agreement, the Purchase Agreement or any Ancillary Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be partners in the Partnership, and without dissolving the Partnership as a partnership.

12.9 No Waiver. No waiver by a Partner or the Partnership of any breach of or default under this Agreement shall be deemed to be a waiver of any other breach or default of any kind or nature, and no acceptance of payment or performance by a Partner or the Partnership after any such breach or default shall be deemed to be a waiver of any breach or default of this Agreement, whether or not such Partner or the Partnership knows of such breach or default at the time it accepts such payment or performance. No failure or delay on the part of a Partner or the Partnership to exercise any right it may have shall prevent the exercise thereof by such Partner or the Partnership at any time such other Partner may continue to be so in default, and no such failure or delay shall operate as a waiver of any default.

ARTICLE XIII
DISSOLUTION

13.1 Events Giving Rise to Dissolution. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Partnership, except that the happening of any one of the following events shall work an immediate dissolution of the

Partnership: (a) The sale of all of the real estate assets of the Partnership and the completion of all warranty obligations of the Partnership to buyers of all or any portion of the Project (provided, however, that if a portion of the purchase price of such sale is evidenced by a promissory note, the Partnership shall not be dissolved by reason of such sale so long as the Partnership is the holder of such promissory note); (b) The election of the Non-Defaulting Partner as provided in Section 12.2 hereof; (c) The unanimous agreement in writing by the Partners to dissolve the Partnership; (d) The expiration of the Term pursuant to Section 1.3 of this Agreement; (e) The failure of the Close of Escrow to occur by the date set forth in Section 13.3; or (f) The occurrence of any event of withdrawal with respect to the General Partner as set forth in
Section 17-402 of the Delaware Revised Uniform Limited Partnership Act, unless within ninety (90) days after the withdrawal not less than a majority in interest of the remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of one or more additional general partners.

Except as otherwise provided in this Agreement, each Partner agrees that a Partner shall not have the right to withdraw from the Partnership.

13.2 Winding Up. Upon the dissolution of the Partnership as herein provided, the Partnership shall engage in no further business thereafter other than that necessary to wind up the business and distribute the assets. In the event of a dissolution of the Partnership, the Limited Partner and the Managing Partner shall jointly be the "Liquidating Partner" hereunder and shall wind up the affairs of the Partnership and liquidate its assets; provided, however, if the dissolution is pursuant to Section 12.2(c) by reason of the default of General Partner, then the Limited Partner shall be the sole Liquidating Partner. To the extent that the Limited Partner and the Managing Partner are jointly the Liquidating Partner, all decisions shall be approved by both such Partners. Available Cash shall continue to be applied and distributed during the winding-up period in the same manner as provided for in Article IX (subject, however, to the provisions of Sections 12.4 and 12.5). The Liquidating Partner shall have the right and unlimited discretion to determine, in good faith, the time, manner and terms of any sale or sales of Property pursuant to such liquidation. Subject to Section 13.3, the proceeds from the liquidation of the Property shall be applied as follows: (a) First, to the payment of third party debts, liabilities and loans of the Partnership, including, without limitation any ORAAD Loan; (b) Second, to the setting up of any reserves which the Liquidating Partner may deem necessary for the warranty obligations of the Partnership and any contingent or unforeseen liabilities or obligations of the Partnership; (c) Third, to pay interest and then principal on any Default Loans; (d) Fourth, to pay interest and then principal on any other loans and advances made to the Partnership in accordance with this Agreement by Partners; and (e) Fifth, to the Limited Partner and to General Partner prorata in an amount equal to their positive Capital Account balances, after such balances have been adjusted pursuant to Sections 2.1 and 2.2 of the Tax Supplement to reflect the allocation of income or loss arising from all periods and transactions prior to or incident to liquidation (including any adjustment under Section 1.1(a)(ii) of the Tax Supplement with respect to any liquidating distribution of assets in-kind). (f) Notwithstanding the above, if upon the dissolution, liquidation or winding up of the Partnership, there exists a
Section 12.5 Event, liquidating distributions shall be as set forth in Section 12.5.

13.3 Failure to Close Escrow. If the Close of Escrow fails to occur on or before January 16, 1995, upon the written demand therefor by any Partner, such event shall work an immediate dissolution of the Partnership. If any Partner delivers such written demand (A) the General Partner shall immediately execute and file with the Delaware Secretary of State such forms as are necessary to effect the dissolution of the Partnership, (B) notwithstanding Section 13.2, all funds deposited with "Escrow Agent" (as such term is defined in the Purchase Agreement) by the Partners pursuant to the Purchase Agreement shall be immediately returned to the Partners, (C) the Purchase Agreement shall be terminated, and (D) the Partners shall execute and deliver to the Escrow Agent instructions sufficient for the foregoing purposes. Nothing in this Section
13.3 shall require or permit the return to General Partner of funds which General Partner is not otherwise entitled to receive pursuant to the Purchase Agreement.

ARTICLE XIV
BUY/SELL
14.1 Buy/Sell Offering Notice. (a) Subject to Section 14.9 below, either the General Partner or the Limited Partner (the "Initiating Partner") may give written notice (the "Offering Notice") to the other (the "Responding Partner") of its intent to rely on this Section 14.1 and to purchase all, but not less than all, of the Responding Partner's Partnership Interest. In such event, the provisions set forth in this Article XIV shall apply. The Initiating Partner shall specify in its Offering Notice the all cash purchase price ("Purchase Price") at which the Initiating Partner would be willing to purchase all of the assets of the Partnership as of the date the Offering Notice is given ("Date of Value") and the amount ("Liquidating Distribution Amount") that each Partner would have been entitled to receive or required to pay hereunder (taking into account the operation of Section 4.1 of the Tax Supplement) if the Partnership had sold the Partnership assets to a third party for the Purchase Price on the Date of Value and liquidated the Partnership. (b) The Purchase Price set forth in any Offering Notice shall represent the Initiating Partner's good faith valuation of the fair market value of the assets of the Partnership as of the Date of Value. If such valuation is less than the balance as of the Date of Value of all loans properly owed by the Partnership to third parties and to Partners, then the Responding Partner shall have the right to challenge such valuation by delivering a written notice to the Initiating Partner within ten (10) days of the Date of Value. Failure to give such notice of challenge within such period shall be deemed approval of such valuation by the Responding Partner. If the Responding Partner timely delivers such notice of challenge, and if within ten
(10) days of the Initiating Partner's receipt of such notice the Partners have not agreed in writing on a valuation to determine the Purchase Price, then in order to determine the Purchase Price, the fair market value of the real estate assets of the Partnership shall be determined by the appraisal process set forth in Section 12.6(d)(i) above and the fair market value of the other assets of the Partnership shall be deemed equal to their Book Value determined by CPA in accordance with Section 12.6(b) above. If such appraisal process is to be employed, the appraisers shall be appointed pursuant to the first sentence of
Section 12.6(d)(i)a) on or before a date which is twenty (20) days after the Initiating Partner's receipt of the notice of challenge hereunder. Further, in the event such appraisal process is employed, for the purposes of Sections 14.1(c), 14.2 and 14.4 below, the Date of Value shall be deemed to be the date on which the Purchase Price is determined by such appraisal process. The Partners shall bear equally the costs and fees of the appraisers in connection with the above appraisal process. (c) If the Responding Partner disagrees with any Liquidating Distribution Amount set forth in an Offering Notice, then the Responding Partner shall have the right to challenge the determination thereof by delivering a written notice to the Initiating Partner within ten (10) days of the Date of Value. Failure to give such notice of challenge within such period shall be deemed approval of such determination by the Responding Partner. If the Responding Partner timely delivers such notice of challenge, and if within ten (10) days of the Initiating Partner's receipt of such notice the Partners have not agreed in writing on the determination of the Liquidating Distribution Amount in dispute, then the Limited Partner shall provide the list of certified public accounting firms to General Partner in the manner provided in Section 12.6(d)(ii) on or before a date which is twenty (20) days after the Initiating Partner's receipt of the notice of challenge hereunder. General Partner shall choose one of such firms within three business days of its receipt of such list, and failing General Partner's timely selection the Limited Partner shall choose one of such firms. Such firm so chosen (also referred to herein as the "Selected CPA") shall proceed to determine the proper application of Section 13.2 and/or the application of Section 4.1 of the Tax Supplement, whichever is applicable, to arrive at the Liquidating Distribution Amount in dispute. Each of the Partners shall have five (5) days from the date the Selected CPA is chosen to submit written arguments in support of its position to the Selected CPA. Each of the Partners shall cooperate fully with the Selected CPA to assist in such determination, including, without limitation, providing copies of all books and records of the Partnership and such other information requested by the Selected CPA. The Selected CPA shall make its determination of the Liquidating Distribution Amount in dispute within sixty (60) days from the Date of Value and the results thereof shall be binding on the Partners for the sole purpose of determining the Liquidating Distribution Amount in dispute. Each of the Partners shall bear equally the costs and fees of the Selected CPA in making its determinations. Each of the Partners hereby agree that the Selected CPA shall have no liability to either of the Partners for its determination of the Liquidating Distribution Amount in dispute, unless in making such determination the Selected CPA has committed gross negligence or willful misconduct. In connection therewith, each Partner hereby indemnifies and holds harmless the Selected CPA from any liabilities, damages, costs or expenses (including, without limitation, actual attorneys fees) arising from any claim asserted by such Partner against the Selected CPA in connection with making the determination required by this Section 14.1(c), provided that the Selected CPA has not committed gross negligence or willful misconduct.

14.2 Exercise of Buy/Seller. Upon receipt of the Offering Notice, the Responding Partner shall then be obligated either: (a) To sell to the Initiating Partner its Partnership Interest at a price equal to the amount the Responding Partner would have been entitled to receive or required to pay hereunder (taking into account the operation of Section 4.1 of the Tax Supplement) if the Partnership had sold the Partnership assets to a third party for the Purchase Price on the Date of Value and liquidated the Partnership; or
(b) To purchase the Partnership Interest of the Initiating Partner at a price equal to the amount the Initiating Partner would have been entitled to receive hereunder if the Partnership had sold the Partnership assets for the Purchase Price to a third party on the Date of Value and liquidated the Partnership.

The Responding Partner shall notify the Initiating Partner of its election within thirty (30) days after the date on which the Liquidating Distribution Amounts for each Partner are determined in accordance with this Article XIV. Failure to give notice within the required time period shall be deemed an election to sell. For purposes of this Article XIV the term "Purchasing Partner" shall mean the Partner who is obligated to purchase the other Partner's Partnership Interest pursuant to either Section 14.2(a) or 14.2(b). (whether such Partner is the Initiating Partner or the Responding Partner) and the term "Selling Partner" shall mean the Partner who is obligated to sell its Partnership Interest to the Purchasing Partner.

14.3 Designee; Financing. Notwithstanding anything in this Agreement to the contrary, in the event that any Partner purchases the other Partner's Partnership Interest pursuant to this Article XIV, such Purchasing Partner shall be entitled to designate any third party to be the transferee of such interest or obtain financing from any third party with respect to such purchase, provided that the foregoing shall not delay any transaction described in this Article XIV.

14.4 Closing. (a) The Partners shall meet and exchange documents and pay any amounts due, and otherwise do all things necessary to conclude the transaction set forth herein at the closing of such purchase (the "Closing"). The Closing shall occur at the office of Limited Partner's legal counsel at 1:00 p.m., on the first Wednesday after the ninetieth (90th) day after the Date of Value unless that day is a national or state holiday and, in that event, on the next business day. At the Closing, the Selling Partner shall deliver to the Purchasing Partner a duly executed assignment of its Partnership Interest, cash for the full amount, if any, which the Selling Partner is required to pay hereunder, and shall also, upon the request of the Purchasing Partner, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other documents and partnership records as the Purchasing Partner determines are necessary or desirable to conclude the Closing and to transfer ownership, title and control of the Partnership assets (including but not limited to execution, in recordable form, of an amended certificate of partnership and/or cancellation of certificate of partnership), and to otherwise allow the Purchasing Partner to complete the Project or otherwise develop, use, sell, rent or dispose of the Property. The Purchasing Partner shall deliver to the Selling Partner cash for the full amount of the consideration, if any, for such Partnership Interest, and shall deliver any other documents necessary from the Purchasing Partner to conclude the Closing. The Selling Partner shall transfer its Partnership Interest free of all liens or encumbrances. Further, on the Closing, the Selling Partner and/or its Affiliates shall be released from its liability under any third party loans to the Partnership and any guarantees made in connection therewith. If a Partnership creditor refuses to so release the Selling Partner and/or its Affiliates, the Purchasing Partner shall indemnify the Selling Partner and/or its Affiliates from liability under such loans and guarantees. (b) If the Purchasing Partner fails to close as aforesaid, the same shall be deemed an Event of Default hereunder by the Purchasing Partner within the meaning of
Section 12.1(b). In addition to any other remedies available under this Agreement by reason thereof, the Selling Partner shall have the right, exercisable by written notice to the Purchasing Partner given within thirty
(30) days of the date set for the Closing, to purchase under this Article XIV the Partnership Interest of the Purchasing Partner. If the Selling Partner exercises such option, the Purchase Price used for the purposes of Section 14.2 shall be ninety percent (90%) of the Purchase Price then established by the Offering Notice previously given or pursuant to Section 14.1(b), whichever is applicable.

14.5 Audit After Closing; Final Settlement. The CPA shall, within one hundred and five (105) days after the Closing, complete an audit of the books of account as of the Date of Value and prepare and deliver to the Partners an audited financial statement as of such date. The CPA shall also examine the books of account for the period of time after the Date of Value to and including the date of the Closing. In that regard the Partners agree that the amount due the Selling Partner by the Purchasing Partner shall be adjusted to reflect all relevant activities from the Date of Value through the date of the Closing. The adjustment shall include any capital contribution or paybacks of capital, and each Partner's share of any tax benefits or detriments earned or incurred by the Partnership during such period, and the expenses of the CPA's services to the Partnership in making the settlement. The CPA shall deliver to the Partners a detailed statement and explanation ("Final Settlement Statement") of any adjustments to the consideration paid for the Selling Partner's Partnership Interest as a result of any transaction occurring after the Date of Value but prior to the date of Closing. The net amount of such adjustments due to one Partner or the other shall be due on demand in cash and shall bear interest from the Date of Value until paid at the highest rate then permitted by law to be charged by a lender and, at the option of the Partner to whom such amount is due, may be offset against any debt due to the owing Partner. To the extent that a Selected CPA determined a Liquidating Distribution Amount, then the CPA shall make its adjustments using the same methodology used by the Selected CPA in arriving at the Liquidating Distribution Amount.

14.6 Tax Returns. The CPA shall also deliver to the Partners (concurrently with the Final Settlement Statement), prepared as of the date of Closing, all necessary state and federal tax returns. The Purchasing Partner shall execute (on behalf of the Partnership) and file all such state and federal tax returns.

14.7 Undisclosed Liabilities. The Selling Partner shall be solely responsible for, and shall hold the Purchasing Partner and the Partnership harmless from, all liabilities of which the Purchasing Partner had no knowledge.

14.8 Timing of Buy/Seller and Default Buy-Out. If either Partner shall have given the other Partner notice of the first Partner's exercise of its rights under Section 12.6 or under Section 14.1, then neither Partner shall have the right to give a subsequent notice under either Section 12.6 or under Section 14.1, unless a Partner is then in default under Section 12.6 or Section 14.1, in which event only the non-defaulting Partner shall have the right to give any such notice.

14.9 Timing of Exercise of Buy/Sell. Either Partner shall be entitled to exercise the rights set forth in this Article XIV at any time, with or without cause and for any reason, any time after the end of the sixth (6th) month of the Term. In addition, either Partner shall be entitled to exercise the rights under this Article XIV at any time during the Term in the case of a bona fide impasse between the Partners in reaching any decision required to be made by both Partners under this Agreement. Furthermore, the a Partner shall be entitled to exercise the rights under this Article XIV at any time during the Term where there has been an Event of Default by the other Partner.

ARTICLE XV
INDEMNIFICATION

15.1 Breach. Each Partner hereby agrees to indemnify, defend and hold harmless the other Partners and the Partnership (and their respective direct and indirect agents, employees, representatives, officers, directors, shareholders or partners) from and against all claims, losses, damages, cost, expense, demands, liabilities, obligations, liens, encumbrances, rights of action or attorneys' fees ("Claims") which may arise as a result of any of the following on the part of such indemnifying Partner, its agents, employees, or other representatives: a default under or breach of this Agreement or any act or omission that is outside the scope of this Agreement (except as provided in Section 15.2) or that constitutes gross negligence or willful misconduct on the part of the indemnifying Partner. Such indemnity shall survive the termination or expiration of the Term, the sale of all of the Property and the transfer or sale of the Partnership Interest of the indemnifying Partner.

15.2 Conduct of Partnership. No Partner or its direct or indirect agents, employees, representatives, officers, directors, shareholders or partners shall be liable to the Partnership or to any other Partner for any act performed, or omitted to be performed, by it in the conduct of its duties as a Partner, if such act or omission is reasonably believed by such Partner to be within the scope of the authority of such Partner under this Agreement and is performed or omitted in good faith and without gross negligence or willful misconduct on the part of such Partner. The Partnership shall defend, indemnify and save harmless each Partner and its direct or indirect agents, employees, representatives, officers, directors, shareholders or partners from any Claim sustained by such Partner by reason of any act performed, or omitted to be performed, in good faith and without gross negligence or willful misconduct in the conduct of its duties within the scope of its authority expressly conferred by this Agreement. Such indemnity shall not be construed to limit or diminish the coverage of any Partner under any insurance obtained by the Partnership. Payment shall not be a condition precedent to any indemnification provided in this Agreement.

15.3 General Indemnity Provisions. Each indemnity provided for under this Agreement shall be subject to the following provisions: (a) The indemnity shall cover the costs and expenses of the indemnitee, including reasonable attorneys' fees and court costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity. (b) The indemnitee shall notify the indemnitor of any Claim against the indemnitee covered by the indemnity within forty-five (45) days after the indemnitee has notice of such Claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability upon learning of the same, then the indemnitee may settle such liability, and the liability of the indemnitor hereunder shall be conclusively established by such settlement, which amount of such liability shall include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by the indemnitee in effecting such settlement.

ARTICLE XVI
CERTAIN DEFINITIONS
As used herein, the following terms have the following meanings: (a)"Affiliate" means: (1) Any other person or entity directly or indirectly controlling, controlled by, or under common control with the person or entity to which such term applies; (2) As to any natural person, such person's spouse, child, grandchild, sibling, aunt, uncle or cousin, as well as the spouse of any of the foregoing, shall be Affiliates of such person. In addition, as to any corporation, limited liability company or partnership, any person with any of the foregoing relationships to any person in control of such partnership as general partner or otherwise or in control of such corporation or limited liability company shall be deemed to be an Affiliate of such corporation, limited liability company or partnership; (3) An Affiliate of a Partner shall include any partnership in which such Partner or any Affiliate of such

Partner is a general partner or otherwise has control, as well as any corporation, limited liability company or other entity in which such Partner or any Affiliate of such Partner has control; (4) For purposes of this Agreement, "control" as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and decision-making of such person or entity, whether through the ownership of voting interests or by contract or otherwise. "Control" shall also include, without limitation, the possession of direct or indirect equity or beneficial interests in at least 50% of the profits or voting control of any entity. (b) "Ancillary Agreement" means any agreement, instrument, guaranty, document or covenant made or entered into under, pursuant to, or in connection or concurrently with the Purchase Agreement or this Agreement, including without limitation, the Construction Contract, the Takedown Agreement, Security Agreement, the Model Complex Deed of Trust, the Easement Agreement, that certain Assignment of Declarant's Rights, dated of even date herewith, from General Partner in favor of the Partnership, that certain Pledge Agreement, dated of even date herewith, between General Partner and Orange Coast Title Company, a California corporation, and any amendment or amendments made at any time or times heretofore or hereafter to any of the same, but shall not, in any event include any ORAAD Loan Document. (c) "Available Cash" shall mean the gross receipts of the Partnership over and above such reserves as are reasonably calculated by the Managing Partner and approved by the Limited Partner to enable the Partnership to meet its financial obligations including any ORAAD Loan in a timely manner and after payment of all costs and expenses of the Partnership and the Project as the same come due. Reserves shall include an amount for warranty expenses reasonably expected to be incurred by the Partnership in connection with the Project, including without limitation, a reserve from applicable cash distributions for the period ending one (1) year from the sale of the Project, or, if sold in phases, the sale of the final phase of the Project. Until approved otherwise by the Partners, the Partnership shall maintain a cash reserve of $50,000. (d) "Base Rate" means the commercial loan rate of interest announced publicly from time to time by Bank of America in San Francisco, California as such bank's "reference rate" or "prime rate" as from time to time in effect. (e) "Code" shall mean the Internal Revenue Code of 1986, as amended. (f) "CPA" means the designated accountants for the Partnership. The Limited Partner shall have the right from time to time and in its sole discretion to designate by written notice to General Partner that the Partnership cease to retain the services of the then existing CPA. Upon General Partner's receipt of any such notice, General Partner shall promptly terminate such then existing CPA and the Partners shall endeavor to agree upon a mutually acceptable certified public accountant or accounting firm to be the CPA. If the Partners are unable to agree upon a mutually acceptable replacement CPA within ten (10) days of General Partner's receipt of such notice, Limited Partner shall have the right to designate the replacement CPA by written notice given to General Partner at any time thereafter, and General Partner shall promptly retain such designated CPA on behalf of the Partnership. The initial CPA shall be E&Y Kenneth Leventhal Real Estate Group. (g) "Current Budget and Plan" means the overall budget and plan for the development, completion, financing, operation and sale of the Project. As of the date hereof, the Current Budget and Plan consists of the Initial Budget and Plan. Subsequent to the date hereof, the Current Budget and Plan may be amended and updated by the Partners as provided in this Agreement. However, no amendment or update of the Current Budget and Plan will alter or amend the Initial Budget and Plan. (h) "Default Return" means an amount applicable only in the event of a Section 12.5 Event equal to $300,000. (i) "Easement Agreement" means that certain Easement Agreement, dated of even date herewith, from General Partner in favor of the Partnership granting the Partnership an easement and certain other rights with respect to the model complex for the Property (the "Model Complex"), which shall be recorded against the Model Complex in accordance with the terms of the Takedown Agreement. (j) "Guaranteed Cost Contingency" means the line item designated for the Project as "Guaranteed Cost Contingency" on the Initial Budget and Plan. The Guaranteed Cost Contingency equals One Thousand and 00/100 Dollars ($1,000) times the number of "Lots" (as defined below) in the Project. (k) "Guaranteed Costs" means any and all costs incurred by or on behalf of the Partnership in connection with the development, completion and sale of the Project for grading, site preparation (including, without limitation, any entry monumentation and perimeter walls), landscaping or the construction of any and all on-site and off-site infrastructure improvements, all to the extent such costs are in respect of labor, materials or field supervision, and for the marketing and sale of the Project (including, without limitation, advertisement, marketing material, sales offices and commissions). Guaranteed Costs shall also include all engineering fees and expenses, governmental fees or utility fees paid in connection with the foregoing and shall further include all customer service costs, warranty expenses and costs to correct defects in the on or off site improvements. In no event, however, shall Guaranteed Costs include interest on Partnership acquisition, development, construction or other loans obtained in accordance with this Agreement, legal, accounting or other fees paid to consultants. (l) "Initial Budget and Plan" means the overall budget and plan for the development, completion, financing, operation and sale of the Project, attached hereto as Exhibit "I" to this Agreement without any amendments, modifications or changes thereto which may be approved by the Partners pursuant to the terms of this Agreement. (m) "Laws" means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders, judicial decisions, common law and other governmental, quasi-governmental and utility company requirements (including those relating to the environment, health and safety, or handicapped persons). (n) "ORAAD Accountant" means E&Y Kenneth Leventhal Real Estate Group, or such other certified public accountant or accounting firm designated by

Limited Partner from time to time to be the ORAAD Accountant. Limited Partner shall be entitled to designate its own in-house personnel or the personnel of any Affiliate of Limited Partner from time to time to serve as ORAAD Accountant. (o) "Management Rights" means all rights of a Partner with respect to the Partnership and the Property other than the Partner Economic Interest of such Partner, and shall include without limitation the following: (1) the right to inspect the books and records of the Partnership, (2) the right, if any, to participate in the business, affairs and management of the Partnership and to vote on or grant consent or approval with respect to matters coming before the Partnership, and (3) unless this Agreement provides to the contrary, the right to act as an agent of the Partnership. (p) "Model Complex Deed of Trust" means that certain Deed of Trust, Security Agreement, Assignment of Rents, and Fixture Filing, dated of even date herewith, from General Partner in favor of the Partnership as security for certain obligations of Seller under the Takedown Agreement, which shall be recorded against the Model Complex in accordance with the terms of the Takedown Agreement. (q) "Partner Economic Interest" means all of the right, title and interest of a Partner in, to and against the Partnership and the Property as to the profits, losses, capital and distributions of the Partnership, but shall not include the Limited Partner's right, title, interest or claims as lender pursuant to any ORAAD Loan. (r ) "Partnership Interest" means the Management Rights and the Partner Economic Interest of a Partner. (s) "Partnership Percentage" means 50% with respect to the Limited Partner and 50% with respect to General Partner; (t) "ORAAD Loan" shall mean any acquisition and development loan made by the Limited Partner to the Partnership pursuant to, and in accordance with, the terms and conditions set forth in the ORAAD Loan Documents. (u) "ORAAD Loan Documents" shall mean the "[Loan Documents]" as that term is defined in any loan agreement by and between the Limited Partner, as lender, and the Partnership, as borrower. (v) "Project" means the overall development, marketing, and sale of the Property as contemplated by the Current Budget and Plan and this Agreement. (w) "Property" means all real or personal property from time to time owned by the Partnership. The Property consists principally of 77 residential lots (collectively, the "Lots") of Tract Nos. 24840 and 24840-1, located in the City of Corona, County of Riverside, State of California, and described on Exhibit "J". (x) "Purchase Agreement" means that certain Purchase, Sale and Contribution Agreement and Escrow Instructions, of even date herewith, between the Partnership and General Partner, providing for, among other things, the execution of this Agreement.
(y) "Section 707(c) Payment" means a guaranteed payment as defined in Section 707(c) of the Code, or any payment deemed to be such pursuant to the provisions of this Agreement. The fact that any payment is designated in this Agreement as a Section 707(c) Payment does not mean that any Partner or the Partnership has guaranteed that the person to receive such Section 707(c) Payment will in fact receive such payment. Rather, such Section 707(c) Payment will be paid by the Partnership as cash is available to the Partnership for such purposes, and for federal, state and local income tax purposes the same shall be reported by the Partnership and the Partners as a "guaranteed payment" within the meaning of Section 707(c) of the Code and any corresponding state or local income tax provisions. (z) "Security Agreement" means that certain Security Agreement, of even date herewith, between the Partnership and General Partner. (aa) "Takedown Agreement" means that certain Purchase and Sale Agreement and Escrow Instructions, of even date herewith, between the Partnership and General Partner, providing for, among other things, the purchase of the Project by General Partner.

ARTICLE XVII
MISCELLANEOUS

17.1 Notices. Any notice which a party is required or may desire to give the other party shall be in writing and may be personally delivered or given by United States registered or certified mail, return receipt requested, addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

TO LIMITED PARTNER:
ORA A&D Associates, L.P.
c/o Olympic Realty Advisors
4444 Lakeside Drive, Second Floor
Burbank, California 91505
Attn: Melvin T. Andrews
Fax No.: (818) 558-6273

with copies to: Mathew A. Wyman, Esq.
Cox, Castle & Nicholson
2049 Century Park East, Suite 2800
Los Angeles, California 90067
Fax No.: (310) 277-7889

TO GENERAL PARTNER:
Inco Homes Corporation
1282 West Arrow Highway
Upland, California 91786
Attn: Mr. Robert H. Daskal
Fax No.: (909) 982-9784

with copies to: Inco Homes Corporation
1282 West Arrow Highway
Upland, California 91786
Attn: Mr. Ira C. Norris
Fax No.: (909) 982-9784

Any notice so given by United States mail shall be deemed to have been given on the third day after the same is deposited in the United States mail as a registered or certified matter, return receipt requested, addressed as above provided, with postage thereon fully prepaid. Any notice not given by registered or certified mail as aforesaid shall be deemed to be given upon actual receipt of the same by the party to whom the same is to be given, provided that the refusal by such party to receive any such notice shall be deemed such party's receipt of the same.

17.2 Entire Agreement. This Agreement, together with the Exhibits hereto, the Purchase Agreement, and all Ancillary Agreements represent the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, writings or understandings between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, no amendment or modification to this Agreement shall be binding unless same shall be in writing and signed by all Partners.

17.3 Governing Law; Choice of Forum; Arbitration. (a)Subject to Section 17.3(c) below, this Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to the rules regarding conflict or choice of laws of such State. (b) The Partners each acknowledge and agree that, subject to
Section 17.3(c) below, the Superior Court of the State of California in and for the County of Orange, Riverside, Los Angeles, or Sacramento, as such Court is selected by the Limited Partner in its sole discretion, and the associated federal and appellate courts, shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof. (c) Notwithstanding the provisions of Sections 17.3(a) and (b) above, (1) if any provision of this Agreement provides that any matter arising hereunder is to be submitted to arbitration, then such matter shall be resolved pursuant to an arbitration proceeding ("Arbitration Proceeding") on the terms set forth on Exhibit "K" attached hereto, and (2) to the extent that reference need be made to the law of any state to enforce the decision made in any such Arbitration Proceeding, or to apply or interpret the procedural rules applicable to any such Arbitration Proceeding, the internal laws of the State of California (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose.

17.4 Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

17.5 Captions. Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement.

17.6 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to the persons or circumstances, shall not be affected thereby.

17.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Any signature page of this Agreement may be detached from any counterpart of this Agreement and re-attached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

17.8 Further Assurances. Each party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the other party in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement.

17.9 Right to Specific Performance. The failure or refusal by a Partner to comply with any or all of the provisions of this Agreement shall entitle the other Partners to specific performance of the terms, covenants and conditions of this Agreement or any part hereof in addition to any and all other remedies available to such Partners at law or in equity.

17.10 Relationship of Parties. The relationships between the parties hereto shall be that of a limited partnership, for the sole and limited purpose of carrying on the business of the Partnership. Except insofar as otherwise provided for in this Agreement, nothing herein shall be deemed to create a limited partnership between the Partners for the carrying on of business outside the scope of this Agreement, nor shall any Partner have the ability to act as agent for any other Partner.

17.11 Approvals and Consents. Except as expressly provided herein to the contrary, all approvals and consents to be given hereunder shall be in writing and each Partner agrees that it will not unreasonably delay or withhold any approval or consent requested of it pursuant to this Agreement.

17.12 Deemed Approval or Disapproval. Whenever in this Agreement it is provided that a Partner will be deemed to have approved or disapproved a matter or taken any other action if such Partner fails to respond as to such matter within a specified period of time after written notice or demand from any other Partner or Partners, the Partner receiving such notice or demand will, notwithstanding failure to respond thereto, not be deemed to have given its approval or disapproval or to have taken any other action unless such notice or demand (A) advises the receiving Partner that it will be deemed to have acted if it does not respond within the specified time period, (B) specifies the action which will be deemed taken by virtue of the receiving Partner's lack of response, (C) specifies the time for a response by the receiving Partner (which time shall be ten (10) days unless otherwise specified in the applicable Section of this Agreement) and (D) specifically refers to the applicable Section of this Agreement pursuant to which such non-response will be deemed to constitute an action on the part of the receiving Partner.

17.13 No Partition. No Partner shall have the right to partition any property of the Partnership during the term of this Agreement nor shall any Partner make application to any court or authority having jurisdiction in the matter or commence or prosecute any action or proceeding for partition and the sale thereof, and upon any breach of the provisions of this paragraph by any Partner, the other Partner, in addition to all rights and remedies at law and in equity it may have or claim, shall be entitled to a decree or other restraining order enjoining such application, action or proceedings.

17.14 No Third Party Rights. Except as expressly provided herein or in the Act, this Agreement is for the sole benefit of General Partner and the Limited Partner and their respective permitted successors and assignees, and shall not confer, nor shall be construed as conferring, directly, indirectly, contingently, or otherwise, any rights or benefits on any person or party other than General Partner and Limited Partner and their permitted successors, and assignees. Without limiting the generality of the foregoing, as to any third party, a deficit capital account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

17.15 Survival. The indemnifications provided herein and any other provisions hereof which state that they expressly survive the termination hereof shall survive the termination or expiration of this Agreement.

17.16 Usury. If any rate of interest or other charge payable under this Agreement shall at any time exceed the maximum amount chargeable by applicable Law, then the applicable rate of interest shall be the maximum rate permitted by applicable Law.

17.17 Attorneys' Fees; Waiver of Jury Trial. (a) In the event of any litigation between the Partners to enforce or interpret any provision or right hereunder, the unsuccessful party to such litigation covenants and agrees to pay the successful party all costs and expenses reasonably incurred, including without limitation reasonable attorneys' fees. For the purpose of this Agreement, the term "attorneys' fees" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such term shall also include all such fees and expenses incurred with respect to appeals, arbitrations, reference out and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. (b) General Partner and Limited Partner hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of General Partner and Limited Partner or any claim of injury or damage relating to any of the foregoing, or the enforcement of any remedy under any statute with respect thereto.

17.18 Time of the Essence.  Time is of the essence of this Agreement.

17.19 Incorporation of Exhibits. All exhibits schedules and appendices attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in this Agreement.

17.20 Certain Terminology. (a) Whenever the words "including", "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words "but [is] not limited to" immediately followed the same. (b) Except as otherwise indicated herein, all references in this Agreement shall be deemed to refer to the Sections of this Agreement.

17.21 Exculpation. (a) Notwithstanding anything to the contrary contained herein, neither the Limited Partner, nor any direct or indirect partner, shareholder, officer, director, trustee or employee in or of the Limited Partner (collectively, the "Nonrecourse Parties") shall be personally liable in any manner or to any extent under or in connection with this Agreement, and neither any Partner nor the Partnership shall have any recourse to any assets of a Nonrecourse Party other than such party's Partnership Interest to satisfy any liability, judgment or claim that may be obtained or made against any such Nonrecourse Party under this Agreement or the Project. The limitation of liability provided in this Section 17.21 is in addition to, and not in limitation of, any limitation on liability applicable to a Nonrecourse Party provided by law or by this Agreement or any other contract, agreement or instrument. (b) Without limiting the generality of Section 17.21(a), General Partner acknowledges that the State of California Public Employees Retirement System ("System") is a limited partner in the Limited Partner, a limited partnership which is the limited partner of the Partnership. Notwithstanding any other term or provision of this Agreement, System's liability hereunder is solely that of a limited partner in the Limited Partner and no personal or direct liability shall at any time be asserted or enforceable against System, its Board, any member thereof, or any employee or agent of System on account of or arising out of any obligations arising out of or related to this Agreement. General Partner agrees that it shall look solely to the assets of the Limited Partner and its general partner for the enforcement of any claims against the Limited Partner arising hereunder or related hereto, and waives any claim against System, irrespective of the compliance or noncompliance now or in the future with any requirements relating to the limitation of liability of limited partners. General Partner acknowledges that the Limited Partner and its general partner are obligated to obtain this waiver from each party with whom Limited Partner does business when the contract price exceeds $5,000, and that this and each such contractual relationship would not be created except with the inclusion of this provision.

17.22 Partner Estoppel Certificates. Upon the written request of a Partner, the other Partner shall, within fifteen (15) days of its receipt of such request, execute and deliver a written statement certifying: (A) that this Agreement is unmodified and in full force and effect (or, if modified, that this Agreement is in full force and effect as modified and, stating any and all modifications), (B) that such Partner is not in default hereunder and, to its actual knowledge, the requesting Partner is not in default hereunder, in each case except as specified in such statement, (C) that to its actual knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would ripen into a default hereunder, except as specified in such statement, and (D) as to the then current balances of its accounts provided for under Article VII. Such written statement may be relied upon by a Partner's prospective purchasers, investors or lenders.

17.23 Construction. The Partners have each been represented by counsel of their respective choice in connection with this Agreement, the terms of which have been fully and fairly negotiated. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party which drafted such language.

17.24 Business Days. Any reference in this Agreement to "business days" shall mean all calendar days except Saturdays, Sundays and California and federal legal holidays. Any other reference to "days" shall mean calendar days.

17.25 Nondiscrimination Language. During the term of this Agreement, neither General Partner nor any of its Affiliates, employees or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. The General Partner and its Affiliates, employees and agents shall assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination. General Partner and its Affiliates, employees and agents shall comply with the provisions of the California Fair Employment and Housing Act
Section 12900 et seq. of the California Government Code) and the applicable regulations promulgated thereunder (California Administrative Code, Title 2,
Section 7285.0 et seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990, set forth in Chapter 5 of the Division 4 of Title 2 of the California Administrative Code are incorporated herein by this reference and are made a part as if set forth herein in full. General partner and its Affiliates, employees and agents shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement. General Partner shall include the foregoing nondiscrimination compliance provisions in all contracts to perform work or provide service under this Agreement. During the term of this Agreement, General partner, its Affiliates, employees and agents shall conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GENERAL PARTNER:
Inco Homes Corporation, a Delaware corporation

By: Robert H. Daskal
Its: Executive Vice President

LIMITED PARTNER:
ORA A&D Associates, L.P. a California limited partnership

By: ORA California I, LLC, a Delaware limited liability company, its general partner

By:  Olympic Realty Advisors, LLC, a Delaware limited liability company

By:  Melvin T. Andrews
Its: Executive Vice President

Ira C. Norris agrees to be bound by the provisions of Sections 11.2 hereof.

By:  Ira C. Norris





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